Exhibit 10.1

Published CUSIP Number: ___________
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 24, 2009
among
REHABCARE GROUP, INC.,
as Borrower,
CERTAIN SUBSIDIARIES AND AFFILIATES OF THE BORROWER,
as Guarantors,
THE LENDERS NAMED HEREIN,
and
BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Swingline Lender and an L/C Issuer
ROYAL BANK OF CANADA
and
BNP PARIBAS,
as Co-Syndication Agents,
and
GENERAL ELECTRIC CAPITAL CORPORATION
and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents
BANC OF AMERICA SECURITIES LLC,
RBC CAPITAL MARKETS
and
BNP PARIBAS SECURITIES CORP.,
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS
Article and Section

SCHEDULES
Schedule 2.01 Lenders and Commitments
Schedule 2.03 Existing Letters of Credit
Schedule 6.14 Subsidiaries
Schedule 6.17 Taxpayer Identification Numbers
Schedule 6.21 Labor Matters
Schedule 8.01 Existing Liens
Schedule 8.02 Existing Investments
Schedule 8.03 Existing Indebtedness
Schedule 11.02 Notice Addresses
EXHIBITS
Exhibit 2.01 Form of Lender Joinder Agreement
Exhibit 2.02 Form of Loan Notice
Exhibit 2.13-1 Form of Revolving Note
Exhibit 2.13-2 Form of Swingline Note
Exhibit 2.13-3 Form of Term Loan B Note
Exhibit 7.02(a) Form of Compliance Certificate
Exhibit 7.12 Form of Guarantor Joinder Agreement
Exhibit 11.06 Form of Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT
     This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 24, 2009 (the “Credit Agreement”), is by and among REHABCARE GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors identified herein, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Lenders.
W I T N E S S E T H
     WHEREAS, the Borrower requested, and the Lenders agreed pursuant to the terms of that certain amended and restated credit agreement, dated as of June 16, 2006 (as amended, modified and supplemented, the “Existing Credit Agreement”), to provide the Borrower with $175 million in revolving credit facilities;
     WHEREAS, the Borrower has requested certain modifications to the credit facilities, including, among other things, the establishment of a term loan, an increase in the overall commitments under the Existing Credit Agreement and extension of the tenor therefor and consent to the Triumph Acquisition;
     WHEREAS, the Lenders have agreed to make the requested revolving credit and term loan facility available to the Borrower on the terms and conditions hereinafter set forth; and
     WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement.
     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms.
     As used in this Credit Agreement, the following terms have the meanings provided below:
     “Acquisition” means the purchase or acquisition by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) a line of business or division of, or all or any substantial portion of the business, property or assets (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.
     “Adequate Assurance” means,
     (a) with respect to L/C Obligations, such assurance as the L/C Issuers may reasonably require, in their discretion, and
     (b) with respect to Swingline Loans, such assurance as the Swingline Lender may reasonably require, in its discretion,

in each case, that such Defaulting Lender or Impacted Lender will be capable of funding its portion of Revolving Obligations and participation interests therein and otherwise honoring its existing and future obligations hereunder and under the other Credit Documents, including the posting of cash collateral or letters of credit, in each case in form and substance and pursuant to arrangements satisfactory to the L/C Issuers or the Swingline Lender, as appropriate, in their reasonable discretion.
     “Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent appointed in accordance with the terms hereof.
     “Administrative Agent’s Fee Letter” means that certain letter agreement dated as of November 3, 2009 by and among the Borrower, BAS and Bank of America, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
     “Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that neither the Administrative Agent nor any Lender shall be deemed to be an “Affiliate” of any Credit Party when acting in its capacity as a holder of Obligations.
     “Aggregate Commitments” means the Aggregate Revolving Commitments and the Term Loan Commitments of all the Lenders.
     “Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s respective Revolving Commitment and Term Loan Commitment and the denominator of which is the Aggregate Commitments.
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.
     “Aggregate Revolving Committed Amount” has the meaning specified in Section 2.01(a).
     “Alternative Arrangements” has the meaning specified in Section 2.03(g).

     “Applicable Percentage” means (a) with respect to Revolving Loans, the Letter of Credit Fee and the Commitment Fee, the following percentages per annum, based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

		Applicable
		Percentage for	Applicable
		Eurodollar Rate	Percentage for
Pricing	Consolidated Total Leverage	Loans and Letter	Base Rate	Commitment
Level	Ratio	of Credit Fee	Loans	Fee
I	Equal to or greater than 3.0:1.0	4.00%	3.00%	0.50%
II	Equal to or greater than 2.5:1.0 but less than 3.0:1.0	3.75%	2.75%	0.50%
III	Equal to or greater than 2.0:1.0 but less than 2.5:1.0	3.50%	2.50%	0.50%
IV	Equal to or greater than 1.5 but less than 2.0:1.0	3.25%	2.25%	0.50%
V	Less than 1.5:1.0	3.00%	2.00%	0.375%
and (b) with respect to the Term Loan B, (i) four percent (4.0%) per annum for Eurodollar Rate Loans and (ii) three percent (3.0%) per annum for Base Rate Loans.
Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the day immediately following delivery thereof. The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the fiscal quarter ending March 31, 2010 shall be determined based upon Pricing Level I. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.
     The Applicable Percentage with respect to any Incremental Credit Facilities will be provided in the documentation establishing such Incremental Credit Facilities.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.
     “Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP (excluding any such amounts resulting from a recharacterization of operating leases on account of a change in GAAP after the Closing Date), (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP (excluding any such amounts resulting from a recharacterization of operating leases on account of a change in GAAP after the Closing Date), and (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.
     “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Bank of America” means Bank of America, N.A., together with its successors.
     “BAS” means Banc of America Securities LLC, together with its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.5%), (b) the Prime Rate and (c) except during a Eurodollar Unavailability Period, the Daily Floating Eurodollar Rate plus one percent (1.00%).
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “BBA LIBOR” means as specified in the definition of “Eurodollar Base Rate” in this Section 1.01.
     “BNPPSC” means as BNP Paribas Securities Corp., together with its successors.
     “Borrower” has the meaning specified in the recitals hereto, together with its successors and permitted assigns.
     “Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City and/or in the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other equity interest or equity participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.
     “Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing (A) so long as the Borrower maintains a shareholder rights plan pursuant to which the acquisition by any Person of twenty percent (20%) or more of the Borrower’s outstanding Capital Stock triggers provisions which could act to significantly dilute the ownership interest of such Person (a “Shareholder Rights Plan”), fifty and one-tenth percent (50.1%) or more of the combined voting power of all Voting Stock of the Borrower and (B) at any time the Borrower does not maintain a Shareholder Rights Plan, thirty-five percent (35%) or more of the combined voting power of all Voting Stock of the Borrower or (ii) during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act.
     “Closing Date” means the date hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.
     “Collateral Agent” means Bank of America in its capacity as collateral agent for the Lenders under any of the Collateral Documents, or any successor collateral agent.

     “Collateral Documents” means the Security Agreement, the Pledge Agreement and any other documents executed and delivered by a Credit Party in connection with the attachment and perfection of security interests granted to secure the Obligations.
     “Commitment Letter” means that certain letter agreement, dated as of November 3, 2009, by and among the Borrower, BAS, Bank of America, Royal Bank, BNP Paribas and BNPPSC, as amended, restated, supplemented or otherwise modified from time to time.
     “Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.
     “Commitments” means the Revolving Commitments and the Term Loan Commitments.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(a).
     “Consolidated Adjusted EBITDAR” means, for any period for the Consolidated Group, the sum of (i) Consolidated EBITDA, plus (ii) rent and operating lease expense, minus (iii) Consolidated Capital Expenditures, minus (iv) cash income taxes paid net of any refunds received, in each case determined on a consolidated basis. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures (whether paid in cash or other consideration) that are or should be included in additions to plant, property and equipment in accordance with GAAP; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any Investments (including Permitted Acquisitions and Permitted Joint Venture Investments) permitted hereunder, (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property, (c) the purchase price of assets that are purchased within thirty (30) days of the trade-in of existing assets of a similar type and nature to the extent of the trade-in credit or value, or (d) expenditures accounted for as “capital expenditures” under GAAP to the extent paid for or reimbursed by a third party that is not a Credit Party or an Affiliate of a Credit Party.
     “Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (i) Consolidated Net Income, plus (ii) to the extent deducted in determining Consolidated Net Income, (A) Consolidated Interest Expense, (B) taxes, (C) depreciation and amortization, (D) non-recurring non-cash charges or losses, and (E) non-cash charges in connection with the Accounting Standards Codification (ASC) Topic 718 (Compensation — Stock Compensation) of the Financial Accounting Standards Board, in each case on a consolidated basis determined in accordance with GAAP, but with add-backs, in any event, for the following: (1) losses from extraordinary, unusual or non-recurring events (including hurricanes and other weather-related events, earthquakes, flooding, acts of war, terrorism and sabotage) in an aggregate amount not to exceed $4 million during such period, (2) losses from the sale, exchange or disposition of capital assets (including fixed assets and all inventory sold in connection therewith or in connection with a sale of marketable securities), (3) deferred rent (being the difference between straight-line rent under GAAP and cash rent), (4) expenses and charges relating to minority interests in an aggregate amount during such period not to exceed five percent (5%) of Consolidated EBITDA (without giving effect to the add-back in this clause (4)), (5) cash restructuring charges in an aggregate amount not to exceed $5 million for the periods ending December 31, 2009 through December 31, 2010 and $2 million for the periods ending thereafter, (6) all reasonable costs and expenses relating to acquisitions and financing transactions (previously capitalized under GAAP until January 1, 2009), (7) all start-up losses for the first year relating to operations of newly-opened healthcare facilities in an aggregate amount during such period not to exceed $5 million for the periods ending December 31, 2009 through December 31, 2010 and $2 million for the periods ending thereafter, (8) all cash expenses paid in connection with Dispositions permitted hereunder; provided that Consolidated EBITDA will be calculated on a Pro Forma Basis giving effect to the Triumph Acquisition and other Acquisitions and Dispositions permitted hereunder with pro forma adjustments as of the Closing Date (w) to exclude any Consolidated EBITDA, whether positive or negative, associated with the acquisition of the Dallas LTACH acquired in June 2009 on a Pro Forma Basis as of the Closing Date and for any relevant future calculation periods, (x) to include an add-back relating to the St. Agnes acquisition in an amount not to exceed $3 million in the aggregate during such period, (y) to include an add-back relating to the Our Lady of Peace expansion and relocation in an amount not to exceed $800,000 in the aggregate during such period, and (z) to include an add-back relating to the Lima expansion in an amount not to exceed $900,000 during such period (it being understood and agreed that the foregoing adjustments will be included until the end of the period of four complete fiscal quarters following the later of (a) the Closing Date and (b) such event giving rise to such pro forma calculation). Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Excess Cash Flow” means, for any period for the Consolidated Group, the sum of (a) Consolidated EBITDA (but without giving effect to the adjustments and add-backs provided in the definition thereof and without giving effect to Acquisitions, Dispositions and other similar adjustments on a Pro Forma Basis), minus (b) the sum of (i) the portion of Consolidated Interest Expense paid in cash, (ii) cash taxes paid, (iii) scheduled principal payments made on Consolidated Total Funded Debt (including for purposes hereof, mandatory commitment reductions, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto), (iv) Consolidated Capital Expenditures, (v) optional prepayments of Consolidated Total Funded Debt (other than Loans owing under this Credit Agreement), and (vi) sums expended for Permitted Acquisitions and Permitted Joint Venture Investments, plus (c) Consolidated Net Changes in Working Capital (which may be a negative amount), in each case on a consolidated basis determined in accordance with GAAP. “Consolidated Excess Cash Flow” will be calculated on an “actual” rather than a Pro Forma Basis. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending on the last day of each fiscal year.
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDAR to (b) Consolidated Fixed Charges.
     “Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of (a) the cash portion of Consolidated Interest Expense for the period of four consecutive fiscal quarters ending as of the date of determination, plus (b) current maturities of Consolidated Total Funded Debt (but excluding, for purposes hereof, the Revolving Obligations, the aggregate principal amount of the Term Loan B due on the Term Loan B Maturity Date and the aggregate principal amount of any other term loan established hereunder due on the maturity date therefor) for the period of four consecutive fiscal quarters beginning the date after the date of determination, plus (c) rent and operating lease expense for the period of four consecutive fiscal quarters ending as of the date of determination, plus (d) all Restricted Payments made in cash for the period of four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

     “Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense, on a consolidated basis determined in accordance with GAAP, but including, in any event, the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under Securitization Transactions; provided that, solely for purposes of calculating Consolidated Fixed Charges, Consolidated Interest Expense shall exclude (a) any fees (including underwriting fees and expenses) paid in connection with the Triumph Acquisition, any Investment permitted under Section 8.02 (including any Permitted Acquisition and any Permitted Joint Venture Investment) or in connection with any amendment or waiver of any debt or equity issuance (including the Credit Documents) and whether or not consummated, (b) any upfront fees and expenses in connection with any Swap Contracts and fees in respect of the issuance of Letters of Credit and others letters of credit not prohibited under this Agreement, and (c) any administration fees payable to the Administrative Agent in connection with the Credit Documents. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Net Changes in Working Capital” means, for any period for the Consolidated Group, an amount (positive or negative) equal to the sum of (a) the net amount of decreases (or minus the amount of increases) in accounts receivable, inventory, prepaid expenses and other current assets, and (b) the amount of increases (or minus the amount of decreases) in accounts payable, accrued salaries and wages and other current liabilities (including accrued interest expense), in each case on a consolidated basis determined in accordance with GAAP.
     “Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Senior Leverage Ratio, the Consolidated Total Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses and related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Senior Funded Debt” means, as of any date of determination, the sum of Consolidated Total Funded Debt minus Consolidated Subordinated Debt.
     “Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Funded Debt on such day to (b) Consolidated EBITDA.
     “Consolidated Subordinated Debt” means, as of any date of determination, Subordinated Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis.
     “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Funded Debt on such day to (b) Consolidated EBITDA.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote thirty percent (30%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

     “Credit Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Fee Letters, the Issuer Documents, the Guarantor Joinder Agreements, the Lender Joinder Agreements and the documents establishing the Incremental Credit Facilities, if any.
     “Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.
     “Credit Parties” means, collectively, the Borrower and the Guarantors.
     “Credit Party Materials” has the meaning specified in Section 7.02.
     “Daily Floating Eurodollar Rate” means, for any day, a fluctuating rate per annum equal to the BBA LIBOR at approximately 11:00 a.m., London time, on such day for Dollar deposits with a term equivalent to one (1) month. If such rate is not available at such time for any reason, then the Daily Floating Eurodollar Rate shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars in same day funds in the approximate amount of the Base Rate Loan being made and with a term equivalent to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) on such day. Notwithstanding the foregoing, the Daily Floating Eurodollar Rate on any day that is not a Business Day with respect to Eurodollar Rate Loans shall be the Daily Floating Eurodollar Rate determined on the immediately preceding Business Day for Eurodollar Loans.
     “Debt Rating” means, as of any date of determination, the rating as determined by either Moody’s or S&P of the Borrower’s corporate family rating or issuer rating, as applicable.
     “Debt Transaction” means, with respect to any member of the Consolidated Group, any sale, issuance, placement of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted under clauses (a) through (h) and (j) through (o) of Section 8.03.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.
     “Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurodollar Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; (b) with respect to Eurodollar Rate Loans, the Eurodollar Rate plus the Applicable Percentage, if any, applicable to such Loans plus two percent (2%) per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus two percent (2%) per annum.

     “Defaulting Lender” means, as of any date of determination, any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day after the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day after the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or (d) with respect to which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the Federal Deposit Insurance Act (12 U.S.C. § 11(c)), unless in respect of this clause (d), such Lender provides Adequate Assurance to the L/C Issuers and the Swingline Lender, as appropriate, in which case, such Lender shall not be deemed a Defaulting Lender solely for purposes of this clause (d).
     “Defaulting Lender Account” has the meaning specified in Section 2.14.
     “Disqualified Institutions” means, unless otherwise consented to by the Borrower in writing, those Persons identified to the Administrative Agent in writing pursuant to the Commitment Letter.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory in the ordinary course of business; and (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property.
     “Dollar” or “$” means the lawful currency of the United States.
     “Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)), excluding, for the avoidance of doubt, any Disqualified Institutions.
     “Environmental Laws” means any and all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Transaction” means, with respect to the Borrower, any issuance or sale of shares of its Capital Stock, other than an issuance (a) in connection with a conversion of debt securities to equity, (b) in connection with the exercise by a present or former employee, officer or director (or such persons, heirs, estate or assigns) under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (c) in connection with any Acquisition permitted hereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Base Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank Eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, (a) with respect to Revolving Loans, the rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate

Eurodollar Rate =	1.00 — Eurodollar Reserve Percentage

(b) with respect to the Term Loan B, the greater of (i) the rate per annum determined by the Administrative Agent pursuant to the formula set forth in clause (a) and (ii) two percent (2%) per annum and (c) with respect to any other Term Loan, the amount specified in the relevant documentation for such Term Loan (or, if not specified, the same as for the Term Loan B).
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 3.02 or 3.03 shall remain in force and effect.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excluded Property” means (a) any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (b) any leasehold interests, (c) any Property that is subject to a Lien existing on the date hereof and listed on Schedule 8.01 or a Lien securing capital lease obligations, obligations under Synthetic Leases or purchase money obligations permitted under this Credit Agreement, in either case, pursuant to documents that prohibit (or give rise to a right of termination or other remedies upon) the grant of any other Liens in such property, provided in any such case the prohibition is not rendered ineffective by the UCC (including the provisions of Section 9-407 and 9-408) or other applicable Law, and (d) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), provided in any such case the prohibition is not rendered ineffective by the UCC (including the provisions of Section 9-407 and 9-408) or other applicable Law.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes, including the Texas Margin tax and other similar taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or with which it has a present or former connection other than a connection resulting at least in part from any activity related to this Credit Agreement or any other Credit Document, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (or any political subdivision) in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii)

is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).
     “Existing Credit Agreement” has the meaning specified in the recitals hereto.
     “Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 2.03.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letters” means the Administrative Agent’s Fee Letter and the Underwriting Fee Letter.
     “First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.
     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations for borrowed money, whether current or long-term (including the Loans hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms); (c) all non-contingent obligations under bankers’ acceptances and similar instruments; (d) the Attributable Principal Amount of capital leases and Synthetic Leases; (e) the Attributable Principal Amount of Securitization Transactions; (f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments on or prior to the 120th day after the date of the Term Loan B Maturity Date, except for any requirement that such stock be redeemed in connection with (i) a change of control or (ii) a sale of all or substantially all of the assets of such Person; (g) Support Obligations of Funded Debt of another Person; (h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof; (i) Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed; provided that for purposes hereof, the amount of such Funded Debt shall be limited to the amount of such Funded Debt as to which there is recourse to such Person or the fair market value of the property which is subject to the Lien, if less; and (j) the amount of payment obligations (including earn-out payments and the like) incurred in connection with Permitted Acquisitions or Acquisitions consummated prior to the Closing Date when such obligations have become sufficiently certain and quantifiable as to be recognized as a liability under GAAP; provided that “Funded Debt” will not include (A) contingent obligations under letters of credit and (B) capital lease or similar obligations resulting from a recharacterization of operating leases on account of a change in GAAP after the Closing Date.
For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), and (ii) based on amounts drawn but not yet reimbursed in the case of the obligations under clause (c).
     “GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.
     “GE Capital” means General Electric Capital Corporation, a Delaware corporation.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guaranteed Obligations” has the meaning specified in Section 4.01(a).
     “Guarantors” means (a) each Person identified on the signature pages hereto as a “Guarantor”, (b) each other Person that becomes a Guarantor pursuant to the terms hereof and (c) with respect to the Obligations consisting of obligations of Subsidiaries under Swap Contracts and Treasury Management Agreements, the Borrower, in each case together with their successors and permitted assigns.
     “Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered in accordance with the provisions of Section 7.12.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Honor Date” has the meaning specified in Section 2.03(c)(i).

     “Impacted Lender” means any Lender as to which (a) any L/C Issuer has a good faith belief that the Lender has defaulted in fulfilling its obligations under two or more other syndicated credit facilities, (b) such Lender or an entity that controls such Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding, or (c) with respect to which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the Federal Deposit Insurance Act (12 U.S.C. § 11(c)).
     “Incremental Credit Facilities” has the meaning specified in Section 2.01(e).
     “Incremental Revolving Loan Facility” has the meaning as specified in Section 2.01(e).
     “Incremental Term Loan B Facility” has the meaning specified in Section 2.01(e).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all Funded Debt;
     (b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);
     (c) net obligations under any Swap Contract;
     (d) Support Obligations in respect of Indebtedness of another Person; and
     (e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c).
     “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the Term Loan B Maturity Date and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Borrower and the Swingline Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the Term Loan B Maturity Date, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months, or, if requested by the Borrower and available to all of the Lenders providing such Eurodollar Rate Loan, nine (9) months or twelve (12) months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and
     (d) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Eurodollar Rate Loans that is expiring prior to or on the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) an Acquisition of another Person. For purposes of covenant compliance, the amount of any Investment shall be the original cost of such Investment plus the cost of all capital additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).
     “Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property, other than proceeds of business interruption insurance.
     “IP Rights” has the meaning specified in Section 6.20.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
     “Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrower (or any Subsidiary) and an L/C Issuer (or in favor of the L/C Issuer) relating to such Letter of Credit.

     “Joint Lead Arrangers” means, BAS, RBC Capital Markets and BNPPSC, in their capacities as joint lead arrangers and joint book managers.
     “Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
     “L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing.
     “L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
     “L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Expiration Date” means the day that is five (5) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).
     “L/C Issuer” means (a) as to Existing Letters of Credit, any Revolving Lender identified as an issuer on Schedule 2.03, and (b) as to Letters of Credit issued hereunder, (i) Bank of America, (ii) Royal Bank and/or (iii) BNP Paribas, in each case in its capacity as issuer of Letters of Credit hereunder, together with their respective successors in such capacity.
     “L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “L/C Sublimit” has the meaning specified in Section 2.01(b).
     “Lead Banks” means Bank of America, Royal Bank and BNP Paribas.
     “Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.
     “Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01, executed and delivered in accordance with the provisions of Section 2.01(e).

     “Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means each Existing Letter of Credit and each standby letter of credit issued hereunder.
     “Letter of Credit Fee” has the meaning specified in Section 2.09(b)(i).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means any Revolving Loan or Swingline Loan or Term Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.
     “Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.
     “Loan Obligations” means the Revolving Obligations and the Term Loans.
     “Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Guarantors to perform their payment obligations, taken as a whole, under this Credit Agreement and the other Credit Documents or (iii) the material rights and remedies of the Administrative Agent and the Lenders under this Credit Agreement and the other Credit Documents.
     “Material Domestic Subsidiary” means a Domestic Subsidiary of the Borrower that is a Wholly-Owned Subsidiary and has total assets of $1 million or more or whose contribution to Consolidated EBITDA is $3 million or more.
     “Maximum Rate” has the meaning specified in Section 11.09.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Debt Transaction, Equity Transaction or Securitization Transaction, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts) and (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof, and (c) the amount to retire any Indebtedness secured by a Permitted Lien on the related property, and (d) amounts which are required to be reserved for on the balance sheet or otherwise required to be placed in escrow unless and until such amounts are no longer required to be subject to a reserve or are released to the Borrower or one or more of its Subsidiaries. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition, Debt Transaction, Equity Transaction or Securitization Transaction.
     “Non-Consenting Lender” has the meaning specified in Section 11.13.
     “Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
     “Notes” means the Revolving Notes, the Swingline Note and the Term Loan Notes.
     “Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Secured Swap Contract between any Credit Party and any Secured Swap Provider to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.
     “Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts; and (c) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loan on such date.
     “Participant” has the meaning specified in Section 11.06(d).
     “Patriot Act” has the meaning specified in Section 11.18.

     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisition” means (a) the Triumph Acquisition, and (b) any Acquisition that satisfies the following conditions:
     (i) if the Acquisition is of an entity, the business of the entity which is the subject of the Acquisition shall be in compliance with the provisions of Section 8.08 hereof, and if the Acquisition is of Property, then the Property which is the subject of the Acquisition shall be used in, or useful to, business as described in Section 8.08;
     (ii) the business or Property which is the subject of the Acquisition shall be located in the United States or Puerto Rico;
     (iii) if the Acquisition involves an interest in a partnership and a requirement that a member of the Consolidated Group be a general partner, then the general partner shall be a special purpose Subsidiary of the Borrower;
     (iv) the Acquisition is permitted under Section 8.02(h);
     (v) in the case of an Acquisition of the Capital Stock of a Person, (i) the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition and (ii) the entity that is the subject of the Acquisition will be a Wholly-Owned Subsidiary of the Borrower after giving effect thereto; and
     (vi) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis.
     “Permitted Joint Venture Investment” means an Investment in (a) a joint venture, (b) a Domestic Subsidiary that is not a Wholly-Owned Subsidiary, and (c) loans to any non-affiliated third parties with whom any member of the Consolidated Group has a contract to provide services; provided that:
     (i) the business of the party in whom the Investment is made shall be in compliance with the provisions of Section 8.08 hereof;
     (ii) the business and the property of the party in whom the Investment is made shall be located in the United States or Puerto Rico; and
     (iii) the Investment is permitted under Section 8.02(h); and
     (iv) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis.
     “Permitted Liens” means Liens permitted pursuant to Section 8.01.

     “Permitted Refinancing Indebtedness” means any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the principal amount of unfunded commitments relating thereto, unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), except to the extent that the amount of such Refinanced Indebtedness could otherwise be increased in accordance with Section 8.03, (b) if the aggregate outstanding principal amount of the Indebtedness being Refinanced exceeds $10 million, the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms no less favorable in any material respect to the Lenders (as determined by the Administrative Agent in its reasonable discretion) as those contained in the documentation governing the Indebtedness being Refinanced, and (d) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Collateral or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Lenders in any material respect than those contained in the documentation governing the Indebtedness being Refinanced (except to the extent such security is otherwise permitted by Section 8.01).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412, Section 430 or Section 431 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 7.02.
     “Pledge Agreement” means the amended and restated pledge agreement dated as of the Closing Date given by the Credit Parties, as pledgors, to the Collateral Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Pro Forma Basis” means, for purposes of calculating the financial covenants in Section 8.14 (including for purposes of determining the Applicable Percentage or any other transaction or event under this Credit Agreement, the permissibility or status of which is determined by reference to the Consolidated Fixed Charge Coverage Ratio, the Consolidated Senior Leverage Ratio or the Consolidated Total Leverage Ratio), that any transaction or event (including any Disposition, Involuntary Disposition, Acquisition, Equity Transaction, Debt Transaction or other incurrence of Indebtedness or Investment in a Permitted Acquisition or a Permitted Joint Venture Investment) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction or event for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b); provided that (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
     “Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Public Lender” has the meaning specified in Section 7.02.
     “Refinance” has the meaning assigned to that term in the definition of Permitted Refinancing Indebtedness.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) days’ notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans), a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.
     “Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than fifty percent (50%) of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the Commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Revolving Lenders holding more than fifty percent (50%) of the aggregate principal amount of Revolving Obligations; provided that the Revolving Commitment of, and the portion of Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

     “Required Term Loan B Lenders” means, as of any date of determination, Term Loan B Lenders holding more than fifty percent (50%) of the aggregate principal amount of Term Loan B Commitments; provided that the Term Loan B Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan B Lenders.
     “Responsible Officer” means, for purposes of certifying or confirming matters relating to Organization Documents, incumbency and like matters, the secretary or assistant secretary, and for other purposes, the chief executive officer, president, chief financial officer, controller or treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
     “Restricted Payment” means (i) all dividends or other distributions (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, (ii) all payments (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock, and (iii) all prepayments, redemptions, defeasances, repurchases or other payments of principal prior to the stated maturity on any Subordinated Debt.
     “Revolving Commitment” means, for each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans (and, without duplication, to share in Revolving Obligations) hereunder.
     “Revolving Commitment Percentage” means, for each Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Committed Amount and the denominator of which is Aggregate Revolving Committed Amount. The initial Revolving Commitment Percentages are set forth on Schedule 2.01.
     “Revolving Committed Amount” means, for each Revolving Lender, the amount of such Revolving Lender’s Revolving Commitment. The initial Revolving Committed Amounts are set out in Schedule 2.01.
     “Revolving Lenders” means those Lenders with Revolving Commitments, together with their successors and permitted assigns. The initial Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.
     “Revolving Loan” has the meaning specified in Section 2.01(a).
     “Revolving Notes” means the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, amended and restated, modified, supplemented, extended, renewed or replaced. A form of Revolving Note is attached as Exhibit 2.13-1.
     “Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swingline Loans.
     “Revolving Termination Date” means November 24, 2014.

     “Royal Bank” means Royal Bank of Canada, together with its successors.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease (as a capital lease but not as an operating lease) such property.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Swap Contract” means any Swap Contract between a Credit Party and a Secured Swap Provider.
     “Secured Swap Provider” means (a) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Swap Contract) who has entered into a Swap Contract with any Credit Party, or (b) a Person with whom any Credit Party has entered into a Swap Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.
     “Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.
     “Security Agreement” means the amended and restated security agreement dated as of the Closing Date given by the Credit Parties, as grantors, to the Collateral Agent to secure the Obligations, and any other security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Subordinated Debt” means any Indebtedness of a member of the Consolidated Group that (a) by its terms is expressly subordinated in right of payment to the prior payment of the Loan Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, and (b) is evidenced by documentation reasonably acceptable to the Administrative Agent; it being understood that no more than $15 million of all such Subordinated Debt shall amortize or be mandatorily payable prior to the Term Loan B Maturity Date and provided that any such amortization or mandatory payment will be subject to the condition that, in any such case, no Default or Event of Default shall exist hereunder immediately before or immediately after giving effect thereto on a Pro Forma Basis.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

     “Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(c).
     “Swingline Lender” means Bank of America in its capacity as such, together with any successor in such capacity.
     “Swingline Loan” has the meaning specified in Section 2.01(c).
     “Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, amended and restated, modified, supplemented, extended, renewed or replaced. A form of Swingline Note is attached as Exhibit 2.13-2.

     “Swingline Sublimit” has the meaning specified in Section 2.01(c).
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loans” means the Term Loan B and any term loan established under the Incremental Credit Facilities.
     “Term Loan B” has the meaning specified in Section 2.01(d).
     “Term Loan B Commitment” means, for each Term Loan B Lender, the commitment of such Term Loan B Lender to make a portion of the Term Loan B hereunder; provided that, at any time after funding of the Term Loan B, determinations of “Required Lenders” and “Required Term Loan B Lenders” shall be based on the Outstanding Amount of the Term Loan B.
     “Term Loan B Commitment Percentage” means, for each Term Loan B Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is, prior to funding of the Term Loan B, such Term Loan B Lender’s Term Loan B Committed Amount, and after funding of the Term Loan B, is the principal amount of such Lender’s Term Loan B, and the denominator of which is, prior to funding of the Term Loan B, the aggregate principal amount of the Term Loan B Commitments, and after funding of the Term Loan B, the Outstanding Amount of the Term Loan B. The initial Term Loan B Commitment Percentages are set out in Schedule 2.01.
     “Term Loan B Committed Amount” means, for each Term Loan B Lender, the amount of such Term Loan B Lender’s Term Loan B Commitment. The initial Term Loan B Committed Amounts are set out in Schedule 2.01.
     “Term Loan B Lender” means those Lenders with Term Loan B Commitments, together with their successors and permitted assigns. The initial Term Loan B Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.
     “Term Loan B Maturity Date” means November 24, 2015.
     “Term Loan B Note” means the promissory notes, if any, given to evidence the Term Loan B, as amended, restated, amended and restated, modified, supplemented, extended, renewed or replaced. A form of Term Loan B Note is attached as Exhibit 2.13-3.
     “Term Loan Commitment Percentages” means the Term Loan B Commitment Percentage and the commitment percentages for any term loan established under the Incremental Credit Facilities.
     “Term Loan Commitments” means (i) the Term Loan B Commitment and (ii) any term loan commitments established under the Incremental Credit Facilities, provided that in any such case, at any time after funding of the respective term loan, determinations of “Required Lenders” and required lenders for the particular tranche of term loan thereby established shall be based on the Outstanding Amount of the Term Loans.

     “Term Loan Lenders” means the Term Loan B Lenders and the lenders for any term loan established under the Incremental Credit Facilities.
     “Term Loan Notes” means the Term Loan B Note and any other promissory notes given to evidence Term Loans hereunder.
     “Termination Date” has the meaning specified in Section 10.10.
     “Transactions” means the transactions contemplated by the Credit Documents, the Triumph Merger Agreement and the Ancillary Agreements referred to in the Triumph Merger Agreement.
     “Transaction Documents” means all documents executed and delivered in connection with the Transactions.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
     “Triumph Acquisition” means the acquisition of all of the outstanding capital stock of Triumph Healthcare pursuant to the Triumph Merger Agreement, whereby RehabCare Merger Sub Corporation, a newly-formed Delaware corporation controlled directly or indirectly by the Borrower, will merge with and into Triumph Healthcare.
     “Triumph Healthcare” means Triumph HealthCare Holdings, Inc., a Delaware corporation.
     “Triumph Material Adverse Effect” means a material adverse effect (i) on the business, assets, condition (financial or otherwise), or results of operations of Triumph Healthcare and its Subsidiaries (solely for purposes of this definition, as defined in the Triumph Merger Agreement), taken as a whole, or (ii) on the ability of Triumph Healthcare or any Subsidiary to perform on a timely basis any material obligation under the Triumph Merger Agreement or to consummate the transactions contemplated thereby; provided, however, that, with respect to Triumph Healthcare, none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (A) changes that are the result of factors generally affecting the industries or markets in which Triumph Healthcare or any of its Subsidiaries operate (other than those that have had a materially disproportionate adverse effect relative to other industry participants on Triumph Healthcare and its Subsidiaries taken as a whole); (B) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with the Triumph Merger Agreement or the pendency or announcement of the transactions contemplated by the Triumph Merger Agreement, including actions of competitors or any delays or cancellations for services or losses of employees, physicians, customers or referral sources; (C) changes in laws, rules or regulations or GAAP (solely for purposes of this definition, as defined in the Triumph Merger Agreement) or the interpretation thereof; (D) any action taken at the written request of Parent or Merger Sub (solely for purposes of this definition, as each such term is defined in the Triumph Merger Agreement); (E) any legal or investment banking fees or expenses, or severance, bonus, benefit or other change in control payments under specified executive benefits or employment agreement of Triumph Healthcare, incurred or made in connection with the transactions contemplated by the Triumph Merger Agreement; (F) any failure of Triumph Healthcare to meet any projection or forecast prior to the Closing (solely for purposes of this definition, as defined in the Triumph Merger Agreement) (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material

Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred) and (G) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (other than those that have had a materially disproportionate adverse effect relative to other industry participants on Triumph Healthcare and its Subsidiaries taken as a whole).
     “Triumph Merger Agreement” means that certain Agreement and Plan of Merger, made and entered into as of November 3, 2009, by and among the Borrower, RehabCare Group East, Inc., a Delaware corporation, RehabCare Hospital Holdings, LLC, a Delaware limited liability company, RehabCare Merger Sub Corporation, a Delaware corporation, Triumph Healthcare, and TA Associates, Inc., a Delaware corporation in its capacity as the securityholder representative, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Type” means, with respect to any Revolving Loan, Swingline Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.
     “Underwriting Fee Letter” means that certain letter agreement, dated November 3, 2009, among the Borrower, Bank of America, BAS, Royal Bank, BNP Paribas and BNPPSC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “United States” or “U.S.” means the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “Wholly-Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.
     1.02 Interpretive Provisions.
     With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
     (c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.
     1.03 Accounting Terms and Provisions.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.
     (b) Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants (for any purpose) shall be made on a Pro Forma Basis.
     (c) The Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(a). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.
     (d) It is understood and agreed that any recharacterized operating leases on account of a change in GAAP after the Closing Date shall not be deemed to constitute capital leases for any purposes under this Credit Agreement (other than the preparation of the financial statements required by Section 7.01).
     1.04 Rounding.
     Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day.
     Unless otherwise provided, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     1.07 Business Days.
     When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due on a day that is not a Business Day or delivery of any notice, document, certificate or other writing is stated to be required on a day that is not a Business Day, the date of such payment, performance or delivery shall extend to the immediately succeeding Business Day (other than as described in the definition of Interest Period).
ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Commitments.
     Subject to the terms and conditions set forth herein:
     (a) Revolving Loans. During the Commitment Period, each Revolving Lender severally agrees to make revolving credit loans (the “Revolving Loans”) in Dollars to the Borrower on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”), and (ii) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.
     (b) Letters of Credit. During the Commitment Period, (i) each L/C Issuer, in reliance upon the commitments of the Revolving Lenders set forth herein and subject to payment of a fronting fee as provided in Section 2.09(b)(ii), agrees (A) to issue Letters of Credit for the account of the Borrower or any member of the Consolidated Group on any Business Day, (B) to amend or extend Letters of Credit previously issued by it hereunder, and (C) to honor drawings under Letters of Credit issued by it; and (ii) the Revolving Lenders severally agree to purchase from each L/C Issuer a participation interest in the Existing Letters of Credit issued by such L/C Issuer and Letters of Credit issued hereunder by such L/C Issuer in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of L/C Obligations shall not exceed FORTY MILLION DOLLARS ($40,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (B) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (C) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.
     (c) Swingline Loans. During the Commitment Period, the Swingline Lender may, in its sole discretion and in reliance upon the commitments of the other Revolving Lenders set forth herein, make revolving credit loans (the “Swingline Loans”) to the Borrower on any Business Day; provided that (i) the Outstanding Amount of Swingline Loans shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”) and (ii) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Revolving Commitment Percentage thereof.
     (d) Term Loan B. On the Closing Date, the Term Loan B Lenders will make their respective Term Loan B Commitment Percentage of a term loan (the “Term Loan B”) to the Borrower in an aggregate principal amount of FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000) in a single advance in Dollars. The Term Loan B will be advanced net of original issue discount as may be agreed and may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid on the Term Loan B may not be reborrowed.
     (e) Incremental Credit Facilities. At any time on or after the Closing Date, the Borrower may, on written notice to the Administrative Agent, establish additional credit facilities (collectively, the “Incremental Credit Facilities”) by increasing the Aggregate Revolving Committed Amount (the “Incremental Revolving Loan Facility”), increasing the amount of the Term Loan B (the “Incremental Term Loan B Facility”) or establishing a new term loan or loans as provided herein; provided that, in any such case:
     (i) the aggregate amount of loans and commitments for all Incremental Credit Facilities established after the Closing Date hereunder shall not exceed FIFTY MILLION DOLLARS ($50,000,000);
     (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis (assuming for purposes hereof, that the amount of the incremental commitments is fully drawn and funded);
     (iii) the establishment of the Incremental Credit Facilities and the extension of credit thereunder are subject to satisfaction of the conditions to all Credit Extensions in Section 5.02;

     (iv) the Borrower will provide (A) a compliance certificate from a Responsible Officer confirming satisfaction of the foregoing conditions in clauses (ii) and (iii) above and demonstrating compliance with the financial covenants hereunder after giving effect to the Incremental Credit Facility on a Pro Forma Basis (assuming for purposes hereof, that the amount of the incremental commitments is fully drawn and funded), and (B) supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Lenders providing the loans and commitments for the Incremental Credit Facility;
     (v) lenders providing loans and commitments for the Incremental Credit Facility will provide a Lender Joinder Agreement and such other agreements reasonably acceptable to the Administrative Agent;
     (vi) upfront and/or arrangement fees, if any, in respect of the new commitments or loans so established, shall be paid; and
     (vii) to the extent necessary in the reasonable judgment of the Administrative Agent, amendments to each of the Collateral Documents, if any, and related documents or agreements shall have been made, in each case in a manner reasonably satisfactory to the Administrative Agent.
In connection with establishment of any Incremental Credit Facility, (A) none of the Lenders or their Affiliates shall have any obligation to provide commitments or loans for any Incremental Credit Facility without their prior written approval, (B) neither the Administrative Agent nor any of the Joint Lead Arrangers shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (C) Schedule 2.01 will be deemed to be revised to reflect the Lenders, Loans, Commitments and pro rata shares or percentages after giving effect to establishment of any Incremental Credit Facility.
     (f) Additional Conditions for Establishment of Incremental Revolving Loan Facility. In addition to the requirements of Section 2.01(e), establishment of an Incremental Revolving Loan Facility is subject to the following additional conditions:
     (i) any such increase will be in a minimum principal amount of $20 million and integral multiples of $500,000 in excess thereof;
     (ii) any new lender providing loans and commitments for the Incremental Revolving Loan Facilities must be reasonably acceptable to the L/C Issuers and the Swingline Lender; and
     (iii) if any Revolving Loans are outstanding at the time of the establishment of an Incremental Revolving Loan Facility, the Borrower will make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrower, manage the allocation of the revised commitments percentages to the existing Eurodollar Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrower.
     (g) Additional Conditions for Establishment of Incremental Term Loan B Facility. In addition to the requirements of Section 2.01(e), establishment of an Incremental Term Loan B Facility is subject to the following additional conditions:
     (i) any such increase will be in a minimum principal amount of $20 million and integral multiples of $1 million in excess thereof;

     (ii) the Borrower will make such payments and adjustments on the Term Loan B (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrower, manage the allocation of the revised commitments percentages to the existing Eurodollar Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrower; and
     (iii) in the case of an increase in the amount of the Term Loan B after the first principal amortization payment date, adjustments will be made to the applicable schedule of amortization payment provided in Section 2.05(c)(i), as appropriate, to give effect thereto such that payments of principal, interest and other amounts will be made on the same basis as for the underlying Term Loan B and the principal amortization payments made to the holders of the Term Loan B will be not less than that which was payable prior to giving effect to the Incremental Credit Facility.
Any Incremental Term Loan B Facility shall have terms identical to those for the existing Term Loan B, except for fees payable to the Lenders providing commitments for the Incremental Term Loan B Facility.
     (h) Additional Conditions for Establishment of Other Incremental Term Loan Facilities. In addition to the requirements of Section 2.01(e), establishment of another term loan is subject to the following additional conditions:
     (i) any such increase will be in a minimum principal amount of $20 million and integral multiples of $1 million in excess thereof;
     (ii) if the incremental term loan will be made by way of increasing the aggregate amount of loans and commitments under another term loan established hereunder, the Borrower will make such payments and adjustments on the existing term loan (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrower, manage the allocation of the revised commitments percentages to the existing Eurodollar Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrower;
     (iii) the term loan being established will have a final maturity date that is coterminous with or later than the final maturity date for the Term Loan B and an average life-to-maturity from the date of issuance not sooner than the average life-to-maturity of the Term Loan B from such date;
     (iv) in the case of an increase in the amount of another term loan established hereunder after the first principal amortization payment date, adjustments will be made to the schedule of amortization payment provided in Section 2.05(c) or in other documentation establishing the existing underlying term loan, as appropriate, to give effect thereto such that payments of principal, interest and other amounts will be made on the same basis as for the existing underlying term loan and the principal amortization payments made to the holders of the existing underlying term loan will be not less than that which was payable prior to giving effect to the Incremental Credit Facility;

     (v) the parties acknowledge that pricing for Incremental Credit Facilities that are term loans established after the Closing Date may be higher or lower than pricing currently applicable to the Term Loan B; provided, that if the all-in-yield, after giving effect to any offering of such term loan at a discount from par or any fees (other than arrangement fees) paid to the lenders in connection therewith, exceeds the all-in-yield (as reasonably determined by the Administrative Agent) by more than fifty basis points (0.50%) with respect to the Term Loan B or any term loan established as an Incremental Credit Facility hereunder (other than arrangement fees), then the Applicable Percentage and/or fees payable by the Borrower with respect to the Term Loan B and any such other term loan established as an Incremental Credit Facility hereunder shall be increased to the extent necessary to cause the all-in-yield with respect thereto (as calculated above) to be no more than fifty basis points (0.50%) with respect to either of the Term Loan B or any such other term loan established as an Incremental Credit Facility hereunder less than, in each case, the all-in-yield (as calculated above) with respect to any such term loan (with the amount and manner of such increase to be determined by the Administrative Agent and the Borrower, in accordance with the foregoing, as of the date of effectiveness of the applicable Incremental Credit Facility); and
     (vi) except with respect to pricing as provided in clause (v) above or maturity and/or amortization as provided in clause (iii) above, any additional term loan established pursuant to this clause (h), shall have terms that are the same or less restrictive than those for the Term Loan B.
For purposes of this subsection only, the Applicable Percentage for any new term loan established hereunder will be deemed to include all upfront or similar fees or original issue discount (amortized over the life of such term loan) payable to all Lenders of such term loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders of such term loans.
This subsection shall supersede any provisions in Section 2.11 or 11.01 to the contrary.
     2.02 Borrowings, Conversions and Continuations.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) with respect to Eurodollar Rate Loans, three (3) Business Days prior to the requested date of, or (ii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.03(c) and 2.04(a), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans, $1 million or a whole multiple of $500,000 in excess thereof (or, if less, the entire unfunded amount of the Aggregate Revolving Committed Amount) or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire unfunded amount of the Aggregate Revolving Committed Amount). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower’s request is with respect to Revolving Loans or the Term Loan, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. After the occurrence and during the continuance of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders or Required Term Loan B Lenders, as appropriate.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, conversions and continuations of Revolving Loans, there shall not be more than (i) ten (10) Interest Periods in effect with respect to Revolving Loans, (ii) six (6) Interest Periods in effect with respect to the Term Loan B, and (iii) six (6) Interest Periods in effect with respect to any other term loan established under the Incremental Credit Facilities.
     2.03 Additional Provisions with respect to Letters of Credit.
     (a) Obligation to Issue or Amend.
     (i) An L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

     (B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless the all the Revolving Lenders have approved such expiry date.
     (ii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;
     (D) such Letter of Credit is to be denominated in a currency other than Dollars;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (F) any Revolving Lender is at such time an Impacted Lender or a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.03(c) or otherwise, unless such Revolving Lender shall have provided Adequate Assurance.
     (iii) An L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (iv) An L/C Issuer shall not be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (v) Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such

Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such other date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from the Required Lenders, the Required Revolving Lenders, the Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied (in which case the applicable L/C Issuer shall not issue a Letter a Credit), then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Revolving Commitment Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, the Required Lenders, the Required Revolving Lenders or any Credit Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and directing such L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Committed Amount and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.
     (v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse each L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of such interest and fees) shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash

Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Credit Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

     (f) Role of L/C Issuers. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, an L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct, bad faith or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations or enter into some other arrangement satisfactory to such L/C Issuer in its reasonable discretion to ensure that such L/C Issuer will be made whole with respect to any such L/C Obligation (any such arrangements, “Alternative Arrangements”). Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuers and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.
     (i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower’s Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
     (j) Letter of Credit Fees. The Borrower shall pay Letter of Credit fees as set forth in Section 2.09.
     (k) Conflict with Issuer Documents. In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Agreement of L/C Issuers. Each L/C Issuer (other than any L/C Issuer with respect to Existing Letters of Credit) hereby agrees to submit to the Administrative Agent on a monthly basis a report listing each of the Letters of Credit issued by such L/C Issuer, including information with respect to each Letter of Credit’s stated amount, Letter of Credit number, expiry date and beneficiary.
     2.04 Additional Provisions with respect to Swingline Loans.
     (a) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of the Required Revolving Lenders) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds. The Swingline Lender shall not be under any obligation to make a Swingline Loan if any Revolving Lender is at such time a Impacted Lender or a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.04(b)(ii) or otherwise, unless such Defaulting Lender shall have provided Adequate Assurance.
     (b) Refinancing.
     (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate

Loan in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in Section 5.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.
     (ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that Swingline Lender has complied with the provisions of Section 2.04(a). No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

     (c) Repayment of Participations.
     (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.
     (ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the Termination Date.
     (d) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.
     (e) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
     2.05 Repayment of Loans.
     (a) Revolving Loans. The principal amount of the Revolving Loans is due and payable in full on the Revolving Termination Date.
     (b) Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date three (3) Business Days following demand by the Swingline Lender and (ii) the Revolving Termination Date.

     (c) Term Loans.
     (i) The principal amount of the Term Loan B shall be repaid in quarterly installments on the dates set forth below as follows (as such amounts set forth may be reduced or eliminated after giving effect to the application of prepayments under Section 2.06):

	Principal		Principal
Date	Amortization Payment	Date	Amortization Payment

March 31, 2010	$1,125,000	March 31, 2013	$1,125,000
June 30, 2010	$1,125,000	June 30, 2013	$1,125,000
September 30, 2010	$1,125,000	September 30, 2013	$1,125,000
December 31, 2010	$1,125,000	December 31, 2013	$1,125,000
March 31, 2011	$1,125,000	March 31, 2014	$1,125,000
June 30, 2011	$1,125,000	June 30, 2014	$1,125,000
September 30, 2011	$1,125,000	September 30, 2014	$1,125,000
December 31, 2011	$1,125,000	December 31, 2014	$1,125,000
March 31, 2012	$1,125,000	March 31, 2015	$1,125,000
June 30, 2012	$1,125,000	June 30, 2015	$1,125,000
September 30, 2012	$1,125,000	September 30, 2015	$1,125,000
December 31, 2012	$1,125,000	Term Loan B Maturity Date	$424,125,000

		Total:	$450,000,000

     (ii) Incremental Credit Facilities. The Borrower shall repay to the Lenders the outstanding principal amount of loans under the Incremental Credit Facilities, if any, as provided in the respective documentation establishing such Incremental Credit Facilities.
     2.06 Prepayments.
     (a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:
     (i) in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least three (3) Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans, and one (1) Business Day prior to the date of prepayment, in the case of Base Rate Loans, (B) any such prepayment shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof, in the case of Eurodollar Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and
     (ii) in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).
Each such notice of voluntary prepayment hereunder shall be irrevocable (except as provided below) and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid, and, if Eurodollar Rate Loans are to be prepaid, the Interest Periods therefor. Any notice delivered under this Section 2.06(a) in connection with an abandoned or delayed refinancing of, amendment, restatement, amendment and restatement, extension, supplement or other modification to the Loans or the Credit Documents, as applicable, may be revoked by written or telephonic notice to the Administrative Agent on or prior to the applicable proposed prepayment date. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and each Lender’s interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.

     (b) Mandatory Prepayments.
     (i) Revolving Commitments. If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (B) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.
     (ii) Dispositions and Involuntary Dispositions. Prepayment will be made on the Loan Obligations no later than the tenth (10th) Business Day following receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Disposition (other than as may be permitted under clauses (a), (c)(i), (e) through (i), and (k) through (m) of Section 8.05) or Involuntary Disposition by any member of the Consolidated Group, to the extent (A) such proceeds are not reinvested in the same or similar properties or assets within 270 days of the date of receipt of such Net Cash Proceeds and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds (1) $10 million for any transaction or series of related transactions, (2) $20 million in any fiscal year and (3) $50 million in the aggregate for all such transactions from the Closing Date.
     (iii) Debt Transactions. Where the Consolidated Total Leverage Ratio is equal to or greater than 2.25:1.0 after giving effect thereto on a Pro Forma Basis and the application of the Net Cash Proceeds thereof, prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions no later than the tenth (10th) Business Day following receipt thereof; provided that the mandatory prepayment required under this clause (iii) with respect to Funded Debt permitted under Section 8.03(i) shall be reduced in an amount equal to the portion of Net Cash Proceeds used to fund Permitted Acquisitions and Permitted Joint Venture Investments within ten (10) Business Days of receipt thereof.
     (iv) Equity Transactions. Where the Consolidated Total Leverage Ratio is equal to or greater than 2.25:1.0 after giving effect thereto on a Pro Forma Basis and the application of the Net Cash Proceeds thereof, prepayment will be made on the Loan Obligations in an amount equal to fifty percent (50%) of the Net Cash Proceeds from any Equity Transactions no later than the tenth (10th) Business Day following receipt thereof; provided that the mandatory prepayment required under this clause (iv) shall be reduced in an amount equal to the portion of Net Cash Proceeds used to fund Permitted Acquisitions and Permitted Joint Venture Investments within ten (10) Business Days of receipt thereof.

     (v) Consolidated Excess Cash Flow. Commencing with the date of delivery of the Compliance Certificate delivered with respect to fiscal year ending December 31, 2010, prepayment will be made on the Loan Obligations, on the third Business Day following delivery of each annual Compliance Certificate delivered under Section 7.02(a) from Consolidated Excess Cash Flow in an amount equal to the percentage as shown below:

Percentage of Consolidated Excess Cash
Consolidated Total Leverage Ratio	Flow

> 2.25:1.0	50.0%
> 1.75:1.0, but < 2.25:1.0	25.0%
< 1.75:1.0	0%
; provided, that the amount of mandatory prepayments required with respect to any fiscal year required under this clause (v) shall be reduced by the amount of (A) any voluntary prepayments on the Term Loans pursuant to Section 2.06(a) and (B) voluntary prepayment on the Revolving Obligations pursuant to Section 2.06(a) that are accompanied by a permanent reduction in Revolving Commitments pursuant to Section 2.07, in each case made at any time during such fiscal year or (without duplication) after the end of such fiscal year and prior to the date any such prepayment is required under this clause (v).
     (c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities. In addition:
     (i) Voluntary Prepayments. Voluntary prepayments will be applied as specified in writing by the Borrower; provided that:
     (A) in the case of prepayments on the Term Loans, the prepayments will be applied on a pro rata basis to the Term Loan B and any other term loan established after the Closing Date under the Incremental Credit Facility until paid in full; and
     (B) in the case of prepayments on any Term Loan, the prepayments will be applied to remaining principal installments thereunder as directed in writing by the Borrower.
     (ii) Mandatory Prepayments. Mandatory prepayments will be applied as follows:
     (A) Mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i) above shall be applied to the respective Revolving Obligations as appropriate.
     (B) Mandatory prepayments in respect of Dispositions and Involuntary Dispositions under subsection (b)(ii) above, Debt Transactions under subsection (b)(iii), Equity Transactions under subsection (b)(iv), and Consolidated Excess Cash Flow under subsection (b)(v) shall be applied as follows: first, on a pro rata basis to the Term Loans, until paid in full, and then to the Revolving Obligations. Mandatory prepayments on the Term Loans will be applied on a pro rata basis among the Term Loans to remaining principal installments thereunder in direct order of maturity. Mandatory prepayments on the Revolving Obligations will be applied, first, to the repayment of outstanding Swingline Loans (without a reduction in the Swingline Sublimit), second, to the repayment of the outstanding Revolving Loans (without a reduction in the Revolving Commitments or the Aggregate Revolving Committed Amount) and, third, to Cash Collateralize the L/C Obligations.
     (iii) Prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be held as provided in Section 2.14(a) hereof).

     (d) Option to Decline. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of the Term Loans required to be made pursuant to clauses (ii) through (v), inclusive, of Section 2.06(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each of the applicable Term Loan Lenders of the contents of any such prepayment notice and of its Term Loan Commitment Percentage of the prepayment. Any such Term Loan Lender may elect to decline its share of the prepayment (a “Declining Lender”, and any such Term Loan Lender that is not a Declining Lender, an “Accepting Lender”) by delivering written notice of its election to the Administrative Agent not less than two (2) Business Days prior to the proposed prepayment date. Any such prepayment amounts that are so declined may be retained by the Borrower.
     2.07 Termination or Reduction of Revolving Commitments.
     The Revolving Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least three (3) Business Days prior to the date of reduction or termination and any such reduction shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof; and (ii) the Revolving Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding thereunder (after giving effect to any Cash Collateralization or Alternative Arrangements). The Administrative Agent will give prompt notice to the Revolving Lenders of any such reduction in Revolving Commitments. Except as provided in Section 2.14, any reduction of Revolving Commitments shall be applied ratably to the commitment of each Revolving Lender according to its commitment percentage thereof. All commitment or other fees accrued with respect thereto through the effective date of any termination of Revolving Commitments shall be paid on the effective date of such termination.
     2.08 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
     (ii) During the continuance of an Event of Default under Section 9.01(f), the Borrower shall pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
     (iii) During the continuance of an Event of Default other than an Event of Default under Section 9.01(f), the Borrower shall, upon the written request of the Required Lenders, pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees.
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender which shall be dealt with as provided in Section 2.14) in accordance with its Revolving Commitment Percentage, a commitment fee equal to the Applicable Percentage of the actual daily amount by which the Aggregate Revolving Committed Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Committed Amount.
     (b) Letter of Credit Fees.
     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender which shall be dealt with as provided in Section 2.14) in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the Applicable Percentage multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Section 9.01(f), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Section 9.01(f), then upon the request of the Required Revolving Lenders, all Letter of Credit Fees shall accrue at the Default Rate.
     (ii) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate per annum as agreed in writing between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (c) Other Fees.
     (i) The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as otherwise expressly provided therein.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as otherwise expressly provided therein.
     2.10 Computation of Interest and Fees; Retroactive Adjustment of Applicable Percentage.
     (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365)-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower (other than as a result of a change in GAAP (or the consistent application thereof) or as a result of the re-classification of an item on the Borrower’s financial statements on account of a change in GAAP), the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and/or the applicable L/C Issuers, as the case may be, promptly following written demand from the Administrative Agent and including the basis, in reasonable detail, for such demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(j), 2.08(b), 2.09 or under Article IX. The Borrower’s obligations under this paragraph shall survive the Termination Date, but only if the events described in Section 11.05 occur.
     2.11 Payments Generally; Administrative Agent’s Clawback.
     (a) General. Except as otherwise expressly provided herein, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligation of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans (as to Revolving Lenders) and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Allocation of Funds. If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses reimbursable by the Borrower pursuant to Section 11.04 (including all reasonable fees, expenses and disbursements of legal counsel as provided therein and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
     2.12 Sharing of Payments By Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement, (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to L/C Obligations by any L/C Issuer or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral or other Adequate Assurance provided under Section 2.14(c), or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant.
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation to the extent a Lender would otherwise be entitled to do so hereunder.
     2.13 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to the Administrative Agent a Note for each Lender which requests one, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.14 Defaulting and Impacted Lenders.
     (a) Defaulting Lenders. Notwithstanding anything contained herein to the contrary, in the case of a Defaulting Lender:
     (i) any L/C Issuer may require the Borrower or Defaulting Lender to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of the

L/C Obligations as a condition to the issuance or extension of Letters of Credit, as referenced in Section 2.03(a)(ii)(F) and as provided in Section 2.14(c) hereof;
     (ii) the Swingline Lender may require the Borrower or Defaulting Lender to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of the Swingline Loans as a condition to the making or extension of Swingline Loans, as referenced in Section 2.04(a)and as provided in Section 2.14(c) hereof;
     (iii) the Defaulting Lender may be replaced as provided in Section 11.13;
     (iv) all payments of principal and interest owing to a Defaulting Lender will be paid into an account or subaccount with the Administrative Agent for the benefit of the Defaulting Lender (collectively, the “Defaulting Lender Account”) and held to secure the Defaulting Lender’s obligations hereunder. Amounts held in the Defaulting Lender Account will be used, first, to reimburse the Administrative Agent and Collateral Agent for the Defaulting Lender’s share of fees and expenses to the extent then unpaid, second, as cash collateral for the Defaulting Lender’s share of outstanding L/C Obligations and Swingline Loans (allocated across such Obligations ratably), third, to fund the Defaulting Lender’s share of Revolving Loan advances, fourth, as cash collateral for the Defaulting Lender’s unfunded share the of Revolving Commitments. Any amounts remaining in the Defaulting Lender Account after payment in full of the Defaulting Lender’s obligations and termination of the commitments under this Credit Agreement and the other Credit Documents will be paid over to the Defaulting Lender;
     (v) the Defaulting Lender shall not be entitled to vote or receive a commitment fee, facility fee or Letter of Credit fee hereunder for so long as it shall be a Defaulting Lender (and the Borrower shall be entitled to retain such fees); and
     (vi) the Borrower may (in its discretion) apply all or any portion to be specified by the Borrower of any optional reduction of unused Commitments under Section 2.07 to the unused Commitments of any such Defaulting Lender as specified by the Borrower before applying any remaining reduction to all Lenders in the manner otherwise specified in Section 2.07.
     (b) Impacted Lenders. Notwithstanding anything contained herein to the contrary, in the case of an Impacted Lender:
     (i) any L/C Issuer may require the Borrower or Impacted Lender to provide Adequate Assurance, which may include cash collateral, for the Impacted Lender’s share of the L/C Obligations as a condition to the issuance or extension of Letters of Credit, as referenced in Section 2.03(a)(ii)(F) and as provided in Section 2.14(c) hereof;
     (ii) the Swingline Lender may require the Borrower or Impacted Lender to provide Adequate Assurance, which may include cash collateral, for the Impacted Lender’s share of the Swingline Loans as a condition to the making or extension of Swingline Loans, as referenced in Section 2.04(a)and as provided in Section 2.14(c) hereof; and
     (iii) the Impacted Lender may be replaced as provided in Section 11.13; and
     (iv) the Borrower may (in its discretion) apply all or any portion to be specified by the Borrower of any optional reduction of unused Revolving Commitments under Section 2.07 to the unused Revolving Commitments of any such Impacted Lender as specified by the Borrower before applying any remaining reduction to all Revolving Lenders in the manner otherwise specified in Section 2.07.

     (c) Provision of Cash Collateral and Adequate Assurance. Where cash collateral or other Adequate Assurance is provided in respect of the obligations of a Defaulting Lender or a Impacted Lender, the cash collateral will be held in a blocked non-interest bearing deposit account with the applicable L/C Issuer or Swingline Lender, as appropriate, to secure the obligations of the Defaulting Lender or Impacted Lender to such L/C Issuer or Swingline Lender, as appropriate, and the Borrower, the Defaulting Lender, the Impacted Lender or other party providing the cash collateral or other Adequate Assurance pledges and grants a security interest therein to the applicable L/C Issuer or Swingline Lender, as appropriate.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or each L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or each L/C Issuer, as the case may be, and any penalties, interest, both without duplication, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest, both without duplication, and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 (or any successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of IRS Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of IRS Form W-8ECI (or any successor form),
     (III) executed originals of IRS Form W-8IMY (or any successor form) and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two executed originals of IRS Form W-8BEN (or any successor form), or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the

Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality.
     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, from the date of such notice to the date such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which such Lender shall do promptly after such determination):
     (a) any obligation of such Lender to make or continue Eurodollar Rate Loans in Dollars or to convert Base Rate Loans to Eurodollar Rate Loans in Dollars shall be suspended and the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), at Borrower’s option either prepay such Eurodollar Loans or convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (with the Base Rate determined other than by reference to the Eurodollar Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans; and
     (b) if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Daily Floating Eurodollar Rate, then all Base Rate Loans shall accrue interest at a Base Rate determined without reference to the Daily Floating Eurodollar Rate.
Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates.
     If the Required Lenders determine in good faith that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with the Daily Floating Eurodollar Rate, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders, which instruction shall be given by the Required Lenders, as soon as the circumstances described in this Section 3.03 no longer exist) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Cost; Capital Adequacy.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any L/C Issuer; or
     (ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or any L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or any L/C Issuer); or
     (iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, in accordance with clause (c) below, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any L/C Issuer determines in good faith that any Change in Law affecting such Lender or any L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay in accordance with clause (c) below to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender or such L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section in reasonable detail and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.05 Compensation for Losses.
     Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, except as provided in Section 3.02; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits (other than loss of the Applicable Percentage) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.13.
     3.07 Survival.
     All of the Borrower’s obligations under this Article III shall survive the Termination Date and the resignation of the Administrative Agent.
ARTICLE IV
GUARANTY
     4.01 The Guaranty.
     (a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     (b) Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

     4.02 Obligations Unconditional.
     The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than, where appropriate and subject to the provisions hereof, a defense that the Guaranteed Obligations have been paid in full and the commitments relating thereto shall have expired or been terminated) and , it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Termination Date has occurred. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;
     (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (d) any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or
     (e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
     With respect to its obligations hereunder, to the extent permitted by applicable law, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

     4.03 Reinstatement.
     Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise.
     4.04 Certain Waivers.
     Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Termination Date shall have occurred, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.
     4.05 Remedies.
     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that the Guaranteed Obligations are secured in accordance with the terms of the Collateral Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.
     4.06 Rights of Contribution.
     The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the

Guaranteed Obligations until such time as the Termination Date has occurred, and none of the Guarantors shall exercise any such contribution rights until the Termination Date has occurred.
     4.07 Guaranty of Payment; Continuing Guaranty.
     The guarantee in this Article IV is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     5.01 Conditions to Initial Credit Extensions.
     The obligation of each Lender and each L/C Issuer to make their respective initial Credit Extensions hereunder is subject to satisfaction of the following conditions precedent:
     (a) Executed Credit Documents. The Administrative Agent’s receipt of counterparts of this Credit Agreement, the Notes (if any), the Security Agreement and the Pledge Agreement, in each case, dated as of the Closing Date, duly executed by a Responsible Officer of each Credit Party party thereto and by each other party thereto.
     (b) Opinions of Counsel. The Administrative Agent’s receipt of duly executed opinions of counsel to the Credit Parties, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.
     (c) Organization Documents, Etc. The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:
     (i) Charter Documents. Copies of such Credit Party’s articles or certificate of organization or formation, as applicable, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation, as applicable;
     (ii) Bylaws. Copies of such Credit Party’s bylaws, operating agreement or partnership agreement, as applicable;
     (iii) Resolutions. Copies of resolutions of such Credit Party approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;
     (iv) Incumbency. Incumbency certificates identifying the Responsible Officers of such Credit Party that have executed Credit Documents on such Credit Party’s behalf; and
     (v) Good Standing Certificates. Certificates of good standing or the equivalent from its jurisdiction of organization or formation, as applicable, in each case certified as of a recent date by the appropriate Governmental Authority.

     (d) Officer Certificate. The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying each of the following:
     (i) Confirmation of Acquisition. The copy of the Triumph Merger Agreement, together with all amendments and modifications thereto attached to such certificate as Exhibit A, (A) provides for a purchase price in an aggregate amount not to exceed $570 million (without giving effect to additional equity investments, working capital adjustments or purchase price adjustments), (B) has not have been altered, amended or otherwise changed or supplemented in any material respect, or any material condition therein waived from the version provided to the Joint Lead Arrangers concurrently with the signing of the Commitment Letter, in each case in a manner adverse to the Lenders in any material respect without the prior written consent of the Joint Lead Arrangers and the Lead Banks, and (C) the Triumph Acquisition has been consummated (or contemporaneously with the closing and initial funding under this Credit Agreement, will be consummated) substantially in accordance with the terms of the Triumph Merger Agreement (subject to the preceding sentence) and, in all material respects, in compliance with applicable Law and regulatory approvals.
     (ii) Gross Proceeds. The Borrower has received combined gross cash proceeds, in the case of an issuance of additional equity of at least $95.8 million in the aggregate.
     (iii) Financial Covenant Calculations. After giving effect to the Triumph Acquisition (and the other Transactions) on a Pro Forma Basis at the Closing Date (A) the Consolidated Total Leverage Ratio shall not exceed 3.3:1.0 and (B) the Outstanding Amount of Revolving Obligations shall not exceed $25 million, excluding for purposes hereof (x) Borrowings for payment of fees set forth in the Fee Letters (which amounts shall not be included in the calculation of the ratio of clause (A) hereof) and (y) Existing Letters of Credit.
     (iv) Solvency. With respect to the Consolidated Group taken as a whole and after giving effect to the Transactions, (A) the fair value of the assets of the Consolidated Group will exceed its debts and liabilities, subordinated, contingent or otherwise; (B) the present fair saleable value of the property of the Consolidated Group will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (C) the Consolidated Group will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     (e) Triumph Material Adverse Effect. There shall not have occurred a Triumph Material Adverse Effect since the date of the Triumph Merger Agreement.
     (f) Fees and Expenses. Payment of all (i) fees payable on the Closing Date under the Fee Letters and (ii) expenses payable under the terms of the Commitment Letter (including the fees and expenses of counsel, including local counsel, estimated through closing and a reasonable post-closing period, to the extent payable thereunder).
Without limiting the generality of the provisions of last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

     5.02 Conditions to all Credit Extensions.
     The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of a Loan to, or a continuation of, a Eurodollar Rate Loan) is subject to the following conditions precedent:
     (a) The representations and warranties contained in Article VI or any other Credit Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except:
     (i) to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;
     (ii) in the case of the initial Credit Extension hereunder, but only in such case (it being understood that, notwithstanding anything else provided for in the Credit Documents, the only representations and warranties that shall be required to be made as a condition to the initial Credit Extension hereunder are the representations and warranties referred to in this Section 5.02(a)(ii)) (A) the representations and warranties in Section 6.01 (a) and (b)(i), 6.02(a), 6.04 and 6.15 of the Credit Agreement shall be true and correct in all material respects and (B) the representations made by or on behalf of Triumph Healthcare in the Triumph Merger Agreement, but only to the extent that the Borrower has the right to terminate its obligations under the Triumph Merger Agreement as a result of a breach of such representations in the Triumph Merger Agreement, shall be true and correct in all material respects;
     (iii) that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent annual audited or company-prepared quarterly unaudited, as applicable, financial statements furnished pursuant to subsections (a) and (b) of Section 7.01.
     (b) With respect to Requests for Credit Extension made after the Closing Date, no Default or Event of Default shall exist, or would result from such proposed Credit Extension.
     (c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:
     6.01 Existence, Qualification and Power.
     Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the

Laws of the jurisdiction of its incorporation or formation, as applicable, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) execute, deliver and perform its obligations under the Credit Documents to which it is a party and (ii) except to the extent it would not reasonably be expected to have a Material Adverse Effect, own or lease its assets and carry on its business, and (c) except to the extent it would not reasonably be expected to have a Material Adverse Effect, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.
     6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Credit Party of each Credit Document to which it is a party:
     (a) have been duly authorized by all necessary corporate or other organizational action by such Credit Party; and
     (b) do not (i) contravene the terms of such Credit Party’s Organization Documents; or (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (A) any Contractual Obligation to which such Credit Party is party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject; or (iii) violate any Law, in the case of the foregoing clauses (ii) and (iii), except to the extent such contravention, conflict, breach, lien or violation would not reasonably be expected to result in a Material Adverse Effect.
     6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect, (b) filings and other actions to perfect security interests granted pursuant to the Credit Documents (c) those otherwise delivered to the Administrative Agent or Collateral Agent for filing and/or recordation and (d) except as would not reasonably be expected to result in a Material Adverse Effect).
     6.04 Binding Effect.
     This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability (whether considered in a proceeding at law or in equity).
     6.05 Financial Statements.
     (a) The audited consolidated balance sheet of the Consolidated Group for the most recent fiscal year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

     (b) The unaudited consolidated balance sheet of the Consolidated Group for the most recent fiscal quarter ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
     (c) [Reserved]
     (d) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 7.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable at the time furnished (it being recognized that such forecasted balance sheet and statement of income and cash flows are not to be viewed as facts and that actual results covered by the period or periods covered thereby may differ from the projected results and such differences may be material).
     6.06 No Material Adverse Effect.
     Since the date of this Credit Agreement, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
     6.07 Litigation.
     There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
     6.08 No Default.
     No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.
     6.09 Ownership of Property; Liens.
     Each member of the Consolidated Group has good and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Consolidated Group is subject to no Liens, other than Permitted Liens.
     6.10 Environmental Compliance.
     The Borrower has reasonably concluded that existing Environmental Laws and claims brought under such Environmental Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.11 Insurance.
     The properties of the Consolidated Group are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles, retentions and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
     6.12 Taxes.
     Each member of the Consolidated Group has filed, or caused to be filed, all federal, state and other material tax returns and reports required to be filed, except where the failure to so file would not reasonably be expected to result in fines, penalties or other amounts in excess of $10 million in the aggregate, or otherwise have a Material Adverse Effect. Each member of the Consolidated Group has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those not overdue by more than thirty (30) days, (b) those in an aggregate amount not in excess of $10 million that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (c) the non-payment of such amounts not in excess of $10 million which would not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary in excess of $10 million that remains unpaid or that is not being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
     6.13 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412, Section 430 or Section 431 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the minimum required contribution (as defined in Section 430(a) of the Code) has been made for each Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of

ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.
     6.14 Subsidiaries.
     As of the Closing Date, set forth on Schedule 6.14, with respect to each Credit Party, is the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary of such Credit Party. The outstanding Capital Stock of each Subsidiary has been validly issued, and with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable. As of the Closing Date, the outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14. As of the Closing Date, the Credit Parties have no Subsidiaries other than those specifically disclosed on Schedule 6.14.
     6.15 Margin Regulations; Investment Company Act.
     (a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Credit Parties, any Person Controlling a Credit Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     6.16 Disclosure.
     No written report, financial statement, certificate or other written information (other than information of a general economic or industry-specific nature) furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole and at the time furnished contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being understood that such projected financial information is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results and that such differences may be material).
     6.17 Taxpayer Identification Number; Other Identifying Information.
     As of the Closing Date, the true and correct U.S. taxpayer identification number of the Borrower and each Guarantor is set forth on Schedule 6.17.
     6.18 Compliance with Laws.
     (a) Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which

(a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (b) Each member of the Consolidated Group which maintains health care facilities or provides health care services has procured and maintains all required licenses, permits and accreditations for all of its (if any) health care facilities (other than those of a type for which accreditation is not available) by the Joint Commission on Accreditation of Health Care Organizations or other applicable recognized accrediting body, and the status of their respective health care facilities (other than those not having such status as of the date of this Credit Agreement or, if later, as of the date such entity became a member of the Consolidated Group) as a provider of health care services eligible for reimbursement or payment under the Medicare, Medicaid and comparable programs, including future governmental programs, except where a failure to procure or maintain any such license, permit and accreditation would not reasonably be expected to have a Material Adverse Effect.
     6.19 Solvency.
     Immediately after giving effect to each Credit Extension, (a) the fair value of the assets of the Credit Parties, taken as a whole, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Credit Parties, taken as a whole, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (c) the Credit Parties, taken as a whole, on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     6.20 Intellectual Property; Licenses, Etc.
     Each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent any failure to own or possess such right in the aggregate would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any member of the Consolidated Group infringes upon any rights held by any other Person, except for such infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Credit Parties, threatened in writing, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     6.21 Labor Matters.
     Except as set forth in Schedule 6.21, or as would not reasonably be expected to have a Material Adverse Effect:
     (i) There are no strikes or lockouts against any members of the Consolidated Group pending or, to the knowledge of the Credit Parties, threatened;

     (ii) the hours worked by and payments made to employees of the Consolidated Group have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters;
     (iii) all payments due from members of the Consolidated Group, or for which any claim may be made against a member of the Consolidated Group, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the respective members of the Consolidated Group; and
     (iv) none of the members of the Consolidated Group is party to a collective bargaining agreement.
     6.22 Security Agreement.
     The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when UCC financing statements (or other appropriate notices) in appropriate form are duly filed at the locations identified in the Security Agreement, the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in which a security interest may be perfected by the filing of a UCC financing statement, in each case prior and superior in right to any other Lien (other than Permitted Liens).
     6.23 Pledge Agreement.
     The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

ARTICLE VII
AFFIRMATIVE COVENANTS
     Until the Termination Date has occurred, the Credit Parties will, and (except in the case of the covenants set forth in Section 7.01) will cause each of their Subsidiaries to:
     7.01 Financial Statements.
     Deliver to the Administrative Agent for further distribution to each Lender:
     (a) as soon as available, but in any event not later than the earlier of (i) the date such deliveries are required by the SEC and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2009), and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing or other accounting firm reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (b) as soon as available, but in any event not later than (i) the date such deliveries are required by the SEC and (ii) forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending March 31, 2010), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     (c) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower (commencing with the fiscal year beginning January 1, 2010), forecasts prepared by management of the Borrower, of consolidated balance sheet and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including, if applicable, the fiscal year in which the Term Loan B Maturity Date occurs).
As to any information contained in materials furnished pursuant to Section 7.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     7.02 Certificates; Other Information.
     Deliver to the Administrative Agent:

     (a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (beginning with the fiscal year ending December 31, 2009), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) setting forth computations in reasonable detail demonstrating compliance with the financial covenants contained herein and, in the case of a certificate delivered concurrently with the financial statements referred to in Section 7.01(a), a calculation of Consolidated Excess Cash Flow and the amount, if any, payable pursuant to Section 2.06(b)(v), (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including a summary of material changes in GAAP or the consistent application thereof and any reconciliation required by Section 1.03(c);
     (b) [Reserved];
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to all of the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any statement or report furnished to the holders of debt securities of any Credit Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement governing any item of Indebtedness having a principal amount in excess of $10 million and not otherwise required to be furnished to the Administrative Agent pursuant to Section 7.01 or any other clause of this Section 7.02;
     (e) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof that would reasonably be expected to have a Material Adverse Effect; and
     (f) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 7.01(a) , Section 7.01(b) , Section 7.02(c) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent, including “www.sec.gov”). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies (which may include documents in a “.pdf” format delivered by email) of the Compliance Certificates required by Section 7.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above.

     The Credit Parties hereby acknowledge that the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks or another similar electronic system (the “Platform”) and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Credit Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Credit Parties hereby agree that (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof); (2) by marking the Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Credit Party Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws; (3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (4) the Administrative Agent shall treat any Credit Party Materials that are not designated “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information”.
     7.03 Notification.
     Promptly notify the Administrative Agent of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case, to the extent that any of the foregoing would reasonably be expected to have a Material Adverse Effect; and
     (c) the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;
     (d) any change in Debt Rating (or the discontinuance thereof) on the Term Loan B or any other term loan established hereunder;
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall identify the applicable provisions of this Credit Agreement and any other Credit Document underlying the applicable Default or Event of Default.
     7.04 Payment of Taxes.
     Pay and discharge (or in the case of Subsidiaries that are not Credit Parties, cause to be paid and discharged) as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except (a) those not overdue by more than thirty (30) days, (b) those in an aggregate amount not in excess of $10 million that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (c) the non-payment of such amounts not in excess of $10 million which would not reasonably be expected to result in a Material Adverse Effect.

     7.05 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in connection with a transaction permitted by Section 8.04 or 8.05); provided, however, other than the Borrower, no Credit Party nor any of its Subsidiaries shall be required to preserve, renew or maintain its legal existence or good standing if such Credit Party or Subsidiary shall determine such preservation, renewal or maintenance is no longer desirable in the conduct of the business of such Credit Party or Subsidiary;
     (b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and
     (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
     7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material Property and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to so maintain, preserve and protect would not reasonably be expected to result in a Material Adverse Effect; and
     (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     7.07 Maintenance of Insurance.
     Maintain in full force and effect with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and identifying the Collateral Agent as loss payee, with respect to casualty insurance, and as additional insured, with respect to liability insurance and providing for not less than thirty (30) days’ prior notice to the Collateral Agent of the termination, lapse or cancellation of any such insurance, except in the case of cancellation for failure to make a scheduled payment when due, in which case ten (10) days’ prior written notice shall be required.
     7.08 Compliance with Laws.
     Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
     7.09 Books and Records.
     Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the

Borrower or such Subsidiary, as the case may be, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.
     7.10 Inspection Rights.
     Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), in each case, subject to matters which are privileged or otherwise subject to confidentiality restrictions, all at the expense of the Borrower (but subject to the limitations set forth in Section 11.04) and at such reasonable times and reasonable durational periods during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that prior to the occurrence and continuance of an Event of Default, the Borrower shall be responsible for the costs and expenses of only one (1) such inspection each calendar year.
     7.11 Use of Proceeds.
     (a) Revolving Obligations. Use proceeds of the Revolving Obligations to (i) refinance existing Indebtedness, (ii) finance, in part, the Triumph Acquisition and fees and expenses incurred in connection therewith, and (iii) finance working capital needs (including capital expenditures) and general corporate purposes not prohibited by the terms hereof (including acquisitions and investments permitted hereunder and capital expenditures).
     (b) Term Loan B. Use proceeds of the Term Loan B to (i) refinance existing Indebtedness, (ii) finance, in part, the Triumph Acquisition and (iii) finance the fees and expenses incurred in connection with the Transactions.
     (c) Incremental Term Loan Facilities. Use proceeds of any Incremental Credit Facility that is a term loan as provided in the documentation establishing such Incremental Credit Facility.
     7.12 Joinder of Subsidiaries as Guarantors.
     (a) Domestic Subsidiaries. Promptly notify the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of a Material Domestic Subsidiary, which notice shall include information as to the jurisdiction of organization, the number and class of Capital Stock outstanding and ownership thereof (including options, warrants, rights of conversion or purchase relating thereto); and with respect to any such Subsidiary, cause the joinder of such Subsidiary as a Guarantor pursuant to a Guarantor Joinder Agreement (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) within thirty (30) days (or such later date as the Administrative Agent may agree to in its sole discretion) of such Subsidiary becoming a Material Domestic Subsidiary (except with respect to Triumph Healthcare and its Subsidiaries, which guaranties shall be provided on the Closing Date) accompanied by Organization Documents and an opinion of counsel to such Credit Party, in form and substance reasonably satisfactory to the Administrative Agent.
     (b) Foreign Subsidiaries. Not form or acquire any Foreign Subsidiaries (other than in Puerto Rico) without the prior written consent of the Required Lenders.

     (c) Guaranties and Support Obligations in Respect of Other Funded Debt. Not permit any of its Subsidiaries to give a guaranty or other Support Obligation in respect of Funded Debt, unless (i) the guaranty or other Support Obligation is otherwise permitted hereunder and (ii) such Subsidiary shall have given a guaranty of the Obligations hereunder on an equal and ratable basis by becoming a Guarantor pursuant to the terms hereof.
     7.13 Pledge of Capital Stock.
     Pledge or cause to be pledged to the Collateral Agent to secure the Obligations (a) one hundred percent (100%) of the issued and outstanding Capital Stock of each Material Domestic Subsidiary within thirty (30) days (or such later date as the Administrative Agent may agree to in its sole discretion) of its formation, acquisition or other receipt of such interests (except with respect to Triumph Healthcare and its Subsidiaries, which pledges shall be provided on the Closing Date to the extent otherwise required hereunder) and (b) sixty-five percent (65%) of the issued and outstanding Capital Stock of each of First-Tier Foreign Subsidiary within sixty (60) days (or such later date as the Administrative Agent may agree to in its sole discretion) of its formation, acquisition or other receipt of such interests, in each case pursuant to the Pledge Agreement or pledge joinder agreements, together with opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent. The requirement pursuant to clause (b) for the pledge of not more than sixty-five percent (65%) of the Capital Stock in each First-Tier Foreign Subsidiary is intended to avoid treatment of the undistributed earnings of a Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes. Each Credit Party shall pledge or cause to be pledged any greater or lesser percentage of its interest in a Foreign Subsidiary that (whether pursuant to existing Law or as the result of changes to, or clarifications of, existing Law after the date hereof) (i) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary to be treated as a deemed dividend to the United States parent of such Foreign Subsidiary, as determined for United States federal income tax purposes, and (ii) would not otherwise reasonably be expected to result in material adverse tax consequences to such Foreign Subsidiary or its United States parent. In no event will any Credit Party be required to pledge ownership interests in joint ventures and non-Wholly-Owned Subsidiaries which by the terms of their governing documents do not permit a pledge of the ownership interests without the consent of the other owners, provided that such ownership interest shall be subject to the general grant of a security interest regardless of any such prohibition unless the prohibition is not rendered ineffective under the UCC (including the provisions of Sections 9-407 and 9-408 thereof) or other applicable Law.
     7.14 Pledge of Other Property.
     Except for Subsidiaries not required to become a Guarantor pursuant to Section 7.12, pledge and grant a security interest in substantially all personal property (including accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, machinery and equipment) located in the United States and which may be perfected by filing financing statements under the UCC or by filing notices of security interests in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office. The scope of the personal property covered by this subsection will not include Excluded Property. In connection with any grant of security interest under this subsection, the Credit Parties will deliver to the Collateral Agent within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) (i) a security agreement in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, executed in multiple counterparts, and (ii) upon the Collateral Agent’s reasonable written request, (a) notices of grant of security interest in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (b) such opinions of counsel as the Administrative Agent and Collateral Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, (c) evidence of casualty insurance (consistent with the requirements for insurance hereunder) on personal property showing the Collateral Agent as loss payee (if insurance is provided by a commercial insurer), and (d) such other filings and deliveries as may be necessary or appropriate as determined by the Collateral Agent in its reasonable discretion; provided however, that the Credit Parties shall not be required to provide (or cause to be provided) securities account control agreements, deposit account control agreements, leasehold mortgages, collateral assignment of leases, landlord lien waivers, landlord consents, control of letter of credit rights or any pledge of ownership interests in joint ventures and non-Wholly-Owned Subsidiaries which by the terms of their governing documents do not permit a pledge of the ownership interests without the consent of the other owners, provided that such ownership interest shall be subject to the general grant of a security interest regardless of any such prohibition unless the prohibition is not rendered ineffective under the UCC (including the provisions of Sections 9-407 and 9-408 thereof) or other applicable Law.
     7.15 Maintenance of Debt Ratings.
     Use commercially reasonable efforts to maintain a Debt Rating with each of Moody’s and S&P as long as the Term Loan B or any other term loan established hereunder remains outstanding.
ARTICLE VIII
NEGATIVE COVENANTS
     Until the Termination Date has occurred, the Credit Parties will not, and will not permit any of their Subsidiaries to:
     8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens securing the Loan Obligations hereunder, including cash collateral and other Adequate Assurance pledged to any L/C Issuer or the Swingline Lender to secure obligations of Defaulting Lenders and Impacted Lenders as provided in Section 2.14;
     (b) Liens in favor of a Lender or any of its Affiliates pursuant to a Secured Swap Contract or Treasury Management Agreement, but only to the extent that (i) the obligations under such Secured Swap Contract or Treasury Management Agreement are permitted under Section 8.03, (ii) such Liens are on the same collateral that secures the Loan Obligations (other than cash collateral and other Adequate Assurance referred to in clause (a) above) and (iii) the obligations under such Secured Swap Contract or Treasury Management Agreement and the Loan Obligations share pari passu (subject to Section 9.03) in the collateral that is subject to such Liens;
     (c) Liens existing on the date hereof and listed on Schedule 8.01 and any replacements, renewals or extensions thereof, provided that the property covered thereby is not increased except as contemplated by Section 8.03(b) and any replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

     (d) Liens for taxes, assessments or governmental charges (i) that are not overdue for a period of more than thirty (30) days, (ii) if overdue by more than thirty (30) days that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or (iii) not in excess of $10 million in the aggregate;
     (e) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers or other like Liens arising in the ordinary course of business (i) that are not overdue for a period of more than thirty (30) days, (ii) if overdue by more than thirty (30) days that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or (iii) not in excess of $10 million in the aggregate;
     (f) pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or (ii) in respect of letters of credit or bank guarantees that have been posted to support payment of the items in the forgoing clause (i), so long as such pledge or deposit is limited to not more than 105% of the stated amount of the letter of credit or bank guarantee, as applicable;
     (g) deposits to secure (i) the performance of bids, contracts and leases (other than Indebtedness for borrowed money), insurance, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or (ii) in respect of letters of credit or bank guarantees that have been posted to support payment of the items in the foregoing clause (i), so long as such pledge or deposit is limited to not more than 105% of the stated amount of the letter of credit or bank guarantee, as applicable;
     (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property and other minor defects or irregularities in title that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) any attachment or judgment Lien not constituting an Event of Default under Section 9.01(h);
     (j) Liens securing, or in respect of, obligations under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the amount of Indebtedness secured thereby is not increased (except (A) to the extent of interest accrued thereon and any fees, premiums or expenses incurred in connection therewith and (B) for any extensions, renewals, refinancings or replacements of such Indebtedness, in any such case, without any increase in the principal amount thereof other than for fees, expenses, premiums and accrued amounts paid in connection therewith);
     (k) Liens on the property or assets of any Person that becomes a member of the Consolidated Group following the Closing Date to the extent such Liens exist at the time such Person becomes a member of the Consolidated Group; provided such Liens, to the extent they secure Indebtedness related to Indebtedness otherwise permitted hereunder, (i) were not created in contemplation thereof and (ii) do not extend to any property or assets of any other member of the Consolidated Group;
     (l) (i) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any member of the Consolidated Group or by statutory provision, to terminate any such lease, license, franchise, grant, permit, or to require annual or periodic payments as a condition to the continuance thereof;
     (m) any (i) interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, operating leases, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii);
     (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (o) Liens created or deemed to exist in connection with a Securitization Transaction permitted hereunder (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Securitization Receivables actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction (and the proceeds thereof);
     (p) Liens deemed to exist in connection with Investments in repurchase agreements which constitute Investments permitted under Section 8.02;
     (q) bankers liens and rights of setoff with respect to customary depository agreements entered into in the ordinary course of business and Liens securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;
     (r) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
     (s) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by a member of the Consolidated Group in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof;
     (t) Liens (A) (x) on advances of cash and Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.02 to be applied against the purchase price for such investment or acquisition and (y) consisting of an agreement to dispose of any property in a Disposition permitted under Section 8.05, and (B) consisting of earnest money deposits of cash and Cash Equivalents made by a member of the Consolidated Group in connection with any letter of intent or purchase agreement in connection with any Investment permitted pursuant to Section 8.02, and (ii) letters of credit in respect of the foregoing items set forth in clause (i), so long as such Liens are limited to not more than 105% of the stated amount of the letter of credit or bank guarantee, as applicable;
     (u) Liens created in connection with Indebtedness permitted under Section 8.03(f); provided that any such Lien does not extend to any other Property;
     (v) Liens on insurance policies and the proceeds thereof securing the premiums therefor;
     (w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

     (x) Liens other than those referred to herein above, provided that (i) the aggregate amount of all obligations secured thereby shall not at any time outstanding exceed $30 million in the aggregate and (ii) the Liens relate to specific fixed assets and are not blanket liens.
     8.02 Investments.
     Make or permit to exist any Investments, except:
     (a) cash and Cash Equivalents, provided that any Investment which when made complies with the requirements of the definition of the term Cash Equivalents may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;
     (b) Investments (including intercompany Investments) existing on the date hereof and listed on Schedule 8.02 and any extensions and renewals thereof;
     (c) to the extent not prohibited by applicable Law, advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the ordinary course of business;
     (e) Investments by the Borrower and Domestic Subsidiaries in the Borrower and Domestic Subsidiaries that are Wholly-Owned Subsidiaries;
     (f) advances or loans to customers and suppliers in the ordinary course of business;
     (g) Support Obligations permitted by Section 8.03;
     (h) Investments by the Borrower and its Subsidiaries that constitute Permitted Acquisitions or Permitted Joint Venture Investments; provided that (except with respect to the Triumph Acquisition):
     (i) the aggregate amount of all such Investments (including cash and non-cash consideration, Funded Debt assumed or guaranteed and the expected amount of earn-out payments) shall not exceed $150 million in the aggregate in any calendar year; and
     (ii) the aggregate amount of all such Permitted Joint Venture Investments including, for purposes hereof, any Subsidiaries in Puerto Rico (including cash and non-cash consideration, Funded Debt assumed or guaranteed and the expected amount of earn-out payments) shall not exceed $60 million in the aggregate in any calendar year (and provided further that not more than $15 million in the aggregate may be invested in any calendar year in Wholly-Owned Subsidiaries in Puerto Rico, non-Wholly Owned Subsidiaries in Puerto Rico or Permitted Joint Venture Investments in Puerto Rico, and, otherwise, not more than $5 million in the aggregate may be invested in any calendar year in joint ventures (other than in Puerto Rico) in which the Borrower or its Wholly-Owned Subsidiaries does not own more than 50% of the economic and voting interests);
     (i) Investments by Foreign Subsidiaries and Domestic Subsidiaries that are not Wholly-Owned Subsidiaries in other members of the Consolidated Group (including other Foreign Subsidiaries and other Domestic Subsidiaries that are not Wholly-Owned Subsidiaries);
     (j) Investments resulting from a nonqualified deferred compensation plan (structured as a “Rabbi Trust”) pursuant to which eligible employees have a right to direct their respective Investments, but which are being held in the name of the Borrower;
     (k) advances of payroll payments in the ordinary course of business;
     (l) Investments in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors so long as such deposits are made and such expenses are incurred in the ordinary course of business;
     (m) Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Disposition permitted by Section 8.05;
     (n) Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted by Sections 8.01, 8.03, 8.04, 8.05 and 8.06, to the extent they could be considered Investments;
     (o) Investments received in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to members of the Consolidated Group or as security for any such Indebtedness or claim;
     (p) capitalization or forgiveness of Indebtedness owing by and among members of the Consolidated Group to the extent otherwise permitted hereunder;
     (q) Investments constituting (i) endorsements of negotiable instruments held for collection or (ii) lease, utility and other similar deposits, in each case in the ordinary course of business; and
     (r) other Investments not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $5 million at any time outstanding.
     8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Credit Documents;
     (b) Indebtedness outstanding on the date hereof (including Indebtedness assumed in connection with the Triumph Acquisition) and listed on Schedule 8.03 and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
     (c) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Treasury Management Agreement or any Swap Contract, provided that with respect to obligations under Swap Contracts, such obligations are entered into by such

Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
     (d) unsecured intercompany Indebtedness owing by and among members of the Consolidated Group to the extent permitted by Section 8.02;
     (e) obligations to make contingent payments (including earn-out payments) incurred in connection with (i) Permitted Acquisitions, Permitted Joint Venture Investments, Dispositions permitted under Section 8.05, and (ii) Dispositions or Acquisitions consummated prior to the Closing Date;
     (f) (i) secured Indebtedness of the Borrower or any of its Subsidiaries, including term loan indebtedness, mortgage indebtedness, purchase money indebtedness, capital leases (provided that any recharacterized operating leases on account of a change in GAAP after the Closing Date shall not be deemed to constitute capital leases for purposes hereof) and Synthetic Leases, provided that (A) the aggregate amount of all such Indebtedness shall not at any time outstanding exceed $50 million, (B) with respect to such secured Indebtedness, the liens and security interests relating thereto shall be limited to the fixed assets that are the subject of the financing and (C) in the case of Indebtedness assumed in connection with a Permitted Acquisition or Permitted Joint Venture Investment, (x) the Indebtedness was not created in anticipation or contemplation of such acquisition or investment and (y) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness described in clause (i) above.
     (g) Support Obligations of the Borrower or any of its Subsidiaries in respect of the Indebtedness permitted by this Section 8.03; provided that Support Obligations in respect of any Subordinated Debt shall be subordinated in right and time of payment to the Loan Obligations owing hereunder on the same terms and conditions as the Subordinated Debt to which they relate;
     (h) Support Obligations of Funded Debt of a Permitted Joint Venture Investment; provided that (i) the aggregate principal amount of all such Support Obligations shall not exceed $20 million at any time outstanding and (ii) no Default or Event of Default shall existing immediately before or immediately after giving effect thereto on a Pro Forma Basis;
     (i) (i) unsecured Indebtedness of the Borrower, including Subordinated Debt and seller financing in connection with a Permitted Acquisition or a Permitted Joint Venture Investment; provided that (A) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (B) the aggregate principal amount thereof shall not exceed $200 million at any time outstanding, (C) any seller financing will be Subordinated Debt, and (D) the proceeds of such unsecured Indebtedness shall be subject to the mandatory prepayment provisions of Section 2.06(b)(iii) and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness described in clause (i) above;
     (j) Indebtedness in respect of netting services, temporary overdraft protections and similar arrangements in each case in connection with cash management services in the ordinary course of business;
     (k) Indebtedness representing deferred compensation to officers, directors, employees of the Consolidated Group;

     (l) endorsement of items for deposit or collection received in the ordinary course of business;
     (m) other Indebtedness of the Borrower not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $30 million at any time outstanding.
     (n) obligations with respect to (i) workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits of social security, to secure the performance of tenders, statutory obligations, bids, leases, government contracts, contracts (other than in respect of Indebtedness for borrowed money) and other similar obligations, insurance premiums or reimbursement obligations, surety, stay, customs and appeal bonds, performance bonds, performance and return-of-money bonds and completion guarantees and other obligations of a similar nature and (ii) letters of credit or guarantees to support the payment of such items; and
     (o) premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (n) of this Section 8.03.
     8.04 Mergers and Dissolutions.
     Merge, dissolve, liquidate, consolidate with or into another Person, except that:
     (a) so long as no Default or Event of Default exists or would result therefrom, (a) any Subsidiary may merge or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, (ii) any Guarantor; provided that if such Guarantor is a Domestic Credit Party, a Domestic Credit Party shall be the continuing or surviving Person or (iii) another Subsidiary; provided that (A) if such Subsidiary is a Wholly-Owed Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person and (B) if such Subsidiary is a Domestic Subsidiary, a Domestic Subsidiary shall be the continuing or surviving Person;
     (b) any Subsidiary may consummate a merger, dissolution, liquidation, consolidation or winding up, the purpose of which is to effect a disposition otherwise permitted by Section 8.05;
     (c) any Person may be merged or consolidated with or into the Borrower or any Subsidiary if the acquisition of the Capital Stock (or the assets) of such Person by the Borrower or such Guarantor is permitted by Section 8.02; provided that (i) in the case of the Borrower, the Borrower shall be the continuing or surviving Person and (ii) if a Guarantor is not the surviving or continuing Person, the surviving Person becomes a Guarantor and complies with the provisions of Section 7.12(a);
     (d) any Subsidiary of the Borrower may (i) dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect or (ii) be converted into, or reorganized or reconstituted as, a corporation, limited partnership or limited liability company; provided that at the time of such conversion, reorganization or reconstitution, (A) all actions required to maintain the perfection and priority of the Liens of the Credit Documents shall have been taken to the reasonable satisfaction of Administrative Agent, and (B) if the entity being converted, reorganized or reconstituted, as applicable, is a Guarantor, the entity formed and/or surviving as a result of any such conversion shall be a Guarantor; and

     (e) the Borrower and its Subsidiaries may consummate the Triumph Acquisition.
     8.05 Dispositions.
     Make any Disposition to or in favor of any Person, except:
     (a) Dispositions of property by any Subsidiary to a Credit Party or another Subsidiary; provided that (i) if the transferor in such transaction is a Guarantor, then the transferee must be a Credit Party, (ii) if the transferor in such transaction is a Wholly-Owned Subsidiary, then the transferee must be a Credit Party or a Wholly-Owned Subsidiary, and (iii) if the transferor in such a transaction is a Domestic Subsidiary, then the transferee must also be a Domestic Subsidiary, in each case, unless such Disposition is otherwise permitted by the terms of this Section 8.05;
     (b) Dispositions by the Consolidated Group of property pursuant to Sale and Leaseback Transactions permitted pursuant to
Section 8.03(f);
     (c) Dispositions (i) of notes or accounts receivable in connection with the collection or compromise thereof or (ii) in connection with a Securitization Transaction permitted hereunder;
     (d) Disposition of assets comprising hospitals or hospital units (or the Capital Stock of a Person owning such assets) pursuant to one or more asset exchange transactions for like or similar assets; provided that (i) the assets to be received by any member of the Consolidated Group shall be received within three (3) months of the Disposition of the assets subject to the exchange by such member of the Consolidated Group, (ii) the portion of total consideration received by any member of the Consolidated Group comprised of cash or Cash Equivalents shall be included in calculations for determining the amount of mandatory prepayments required, if any, pursuant to Section 2.06(b)(ii), and any consideration paid by any member of the Consolidated Group comprised of cash or Cash Equivalents shall constitute an Investment permitted under Section 8.02, (iii) any such swap shall not result in a “net” loss of more than $5 million of Consolidated EBITDA, (iv) any Indebtedness assumed in connection with any such exchange transaction shall be permitted under Section 8.03, (v) any Liens on the assets received by the Borrower or any of its Wholly-Owned Subsidiaries shall be permitted under Section 8.01, (vi) the Borrower shall be in compliance with the financial covenants in Section 8.14 after giving effect thereto on a Pro Forma Basis, and (v) no Default or Event of Default shall exist immediately after giving effect thereto;
     (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Consolidated Group;
     (f) Dispositions of Investments permitted by Section 8.02(a);
     (g) the Borrower and other members of the Consolidated Group may sell or dispose of shares of Capital Stock to the extent required to qualify members of the governing body of such member of the Consolidated Group under applicable Law;
     (h) Dispositions of any asset subject to any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding;

     (i) Dispositions of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties in, joint venture agreements and similar binding arrangements entered into in the ordinary course of business;
     (j) the Borrower and its Subsidiaries may dispose of property no longer useful in the business, or may abandon, fail to maintain or otherwise dispose of assets (including IP Rights and leasehold properties) that are no longer material to the business of the Borrower or any of its Subsidiaries, in each case in the ordinary course of business;
     (k) cancellations of any intercompany Indebtedness among the Borrower and its Subsidiaries and, to the extent constituting an Investment, such Investment is permitted under Section 8.02;
     (l) Liens granted in compliance with Section 8.01, Investments made in compliance with Section 8.02 and Restricted Payments made in compliance with Section 8.06;
     (m) voluntary terminations of obligations in respect of Swap Contracts; and
     (n) other Dispositions by the Consolidated Group, provided that (i) any such Disposition is for fair market value, (ii) for any Disposition, or series of related Dispositions, in excess of $12.5 million, at least seventy-five percent (75%) of the gross sales price shall be comprised of cash or Cash Equivalents, and (iii) all such Dispositions will not exceed $25 million in the aggregate in any calendar year; and (iv) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis.
The Collateral Agent will promptly deliver to the Borrower upon request, at the Borrower’s expense, such release documentation (including delivery of applicable stock certificates) as may be reasonably requested to evidence the release of subject Property from the security interests securing the obligations hereunder in connection with dispositions permitted hereunder.
     8.06 Restricted Payments.
     Declare or make, directly or indirectly, any Restricted Payment, except that,
     (a) Subsidiaries of the Borrower may pay dividends and make distributions in respect of their Capital Stock;
     (b) the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;
     (c) the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;
     (d) The Borrower may make non-cash payments-in-kind on or in respect of Subordinated Debt permitted hereunder;
     (e) beginning on the date twelve months after the Closing Date, the Borrower may pay dividends and/or make cash purchases of its own Capital Stock if (i) total cash consideration therefor does not exceed (A) $25 million in the aggregate in any calendar year and (B) $75 million in the aggregate from the Closing Date and (ii) no Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis;
     (f) Restricted Payments not in excess of $100,000 in the aggregate shall be permitted in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or its Subsidiaries;
     (g) repurchases of Capital Stock deemed to occur upon exercise of stock options, rights or warrants, if such options represent a portion of the exercise price of such Capital Stock;
     (h) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into the transactions permitted by Section 8.02; and
     (i) Restricted Payments (and regularly scheduled or required payments of principal) in respect of Subordinated Debt or any Permitted Refinancing Indebtedness thereof; provided that (i) the amount of all such payments shall not exceed $15 million in the aggregate from the Closing Date, and (ii) in any such case, no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis.
     8.07 [Intentionally Omitted].
     8.08 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business reasonably related, similar, ancillary or incidental thereto.
     8.09 Change in Fiscal Year.
     Change its fiscal year without the prior written consent of the Administrative Agent (not to be unreasonably withheld, but with amendment, as necessary and appropriate, of the reference dates on the financial covenants in Section 8.14).
     8.10 Transactions with Affiliates.
     Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to the following:
     (a) transactions between or among the Credit Parties;
     (b) the consummation of the Triumph Acquisition, including the payment of all fees, expenses, bonuses and awards related to the transactions contemplated by the Triumph Merger Agreement;
     (c) indemnification payments to officers or directors of the Borrower and its Subsidiaries to the extent required by the applicable Organization Documents or applicable law;

     (d) transactions otherwise expressly permitted by this Agreement;
     (e) the performance of the Borrower’s or any Subsidiary’s obligations under any employment contract or collective bargaining agreement, employee benefit plan, related trust agreement or any other similar agreement;
     (f) compensation (including bonuses and severance benefits and indemnification arrangements) to directors, employees, officers or members of management of the Borrower and its Subsidiaries in the ordinary course of business; and
     (g) equity issuances not prohibited by this Agreement.
     8.11 Amendments to Documents.
     Amend or otherwise change the terms of any Subordinated Debt having an aggregate principal amount then outstanding in excess of $10 million (other than any intercompany Indebtedness), if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Debt (or a trustee or other representative on their behalf) which would be materially adverse to the Borrower or the interest of the Lenders; it being understood that Permitted Refinancing Indebtedness is permitted.
     8.12 No Further Negative Pledges.
     Enter into any Contractual Obligation (other than this Credit Agreement and the other Credit Documents) that limits the ability:
     (a) of any Subsidiary to make Restricted Payments or to otherwise transfer property to the Borrower or any Guarantor; provided, however, that this clause (a) shall not prohibit (i) any limitations set forth in the Organization Documents or to the extent required by Law, (ii) any limitations set forth in any joint venture arrangements or similar arrangements to the extent permitted to be entered into as expressly provided or required by this Credit Agreement, (iii) any limitations on the disposition of assets subject to Permitted Liens, (iv) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement, (v) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition or Permitted Joint Venture Investment, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, and (vi) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to above; provided that such amendments or refinancings are no more restrictive in any material respect with respect to such encumbrances and restrictions than those prior to such amendment or refinancing and (vii) customary restrictions and conditions contained in any agreement relating to the Disposition of any property or assets permitted under Section 8.05 pending the consummation of such Disposition,
     (b) of any Domestic Subsidiary that is a Wholly-Owned Subsidiary to guarantee the Obligations, or
     (c) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (c) shall not prohibit (i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) customary restrictions and conditions contained in any agreement relating to the Disposition of any property or assets permitted under Section 8.05 pending the consummation of such Disposition, (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (v) with respect to customary restrictions entered into in the ordinary course of business with respect to IP Rights that limit the ability to grant a security interest in such IP Rights, (vi) any agreements governing any leasehold interest (including any rights of way, allocation agreements and other similar such interests in real estate) or building entry agreements that limit the ability to grant a security interest in such leasehold interest or building entry agreements, (vii) customary anti-assignment provisions in contracts restricting the assignment thereof, (viii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement, (ix) any agreement in effect on the Closing Date or at the time any Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, and (x) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to above; provided that such amendments or refinancings are no more restrictive in any material respect with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
     8.13 Sale Leasebacks.
     Except with the prior written consent of the Required Lenders, the Credit Parties will not permit any member of the Consolidated Group to enter into any Sale and Leaseback Transaction unless such Sale and Leaseback Transaction would be permitted under Section 8.03(f) hereof.
     8.14 Financial Covenants.
     (a) Consolidated Senior Leverage Ratio. As of the last day of each fiscal quarter, the Consolidated Senior Leverage Ratio shall be not greater than:

Maximum Consolidated
Fiscal Quarters Ending	Senior Leverage Ratio
Closing Date through June 30, 2010	3.75:1.0
September 30, 2010	3.50:1.0
December 31, 2010 through September 30, 2011	3.25:1.0
December 31, 2011 through September 30, 2012	3.00:1.0
December 31, 2012 through December 31, 2013	2.75:1.0
March 31, 2014 and thereafter	2.50:1.0
     (b) Consolidated Total Leverage Ratio. As of the last day of each fiscal quarter, the Consolidated Total Leverage Ratio shall be not greater than:

Maximum Consolidated
Fiscal Quarters Ending	Total Leverage Ratio
Closing Date through September 30, 2011	3.75:1.0
December 31, 2011 through September 30, 2013	3.50:1.0
December 31, 2013 and thereafter	3.25:1.0

     (c) Consolidated Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter, the Consolidated Fixed Charge Coverage Ratio shall be not less than:

Minimum Consolidated
Fixed Charge Coverage
Fiscal Quarters Ending	Ratio
Closing Date through December 31, 2011	1.25:1.0
March 31, 2012 and thereafter	1.50:1.0
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
     9.01 Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within one (1) Business Day after notice of a drawing under a Letter of Credit to the Borrower or other Credit Party, any reimbursement obligation in respect thereof, or (iii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee or other amount due hereunder or under any other Credit Document; or
     (b) Specific Covenants. The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in (i) Section 7.01 and Section 7.02(a), and such failure shall continue unremedied for a period of at least five (5) Business Days after the earlier of a Responsible Officer of a Credit Party, becoming aware of such default or written notice thereof by the Administrative Agent or (ii) any of Section 7.03(a), Section 7.05(a) (solely with respect to the Borrower) or Section 7.11 or Article VIII.
     (c) Other Defaults. The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof to the Borrower by the Administrative Agent; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any member of the Consolidated Group (A) fails to make any payment when due (after giving effect to any grace period applicable thereto and whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $10 million; or
     (f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts. Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
     (h) Judgments. There is entered against any member of the Consolidated Group one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $10 million (to the extent not covered by independent third-party insurance as to which the insurer has not denied coverage) and remains undischarged, unvacated, unbonded or unstayed pending appeal for a period in excess of thirty (30) days from the date of entry; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10 million, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10 million; or
     (j) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any Credit Document; or any Credit Party denies in writing that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or
     (k) Change of Control. There occurs any Change of Control with respect to the Borrower.

     9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) upon written notice to the Borrower, declare the commitments of the Lenders to make Loans and the obligations of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;
     (b) upon written notice to the Borrower, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Credit Documents or applicable Law;
provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     9.03 Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, non-contingent indemnities and expenses and amounts payable under Article III payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, non-contingent indemnities and amounts payable to the Lenders under Article III, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Loan Obligations, ratably among the Lenders, the Swingline Lender and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Secured Swap Contract between any Credit Party and any Secured Swap Provider, to the extent such Secured Swap Contract is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any

Affiliate of a Lender and (d) the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and
     Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE X
ADMINISTRATIVE AGENT AND COLLATERAL AGENT
     10.01 Appointment and Authorization of Administrative Agent and Collateral Agent.
     (a) Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers (other than the provisions of this Section 10.01 but only for the limited purpose of acknowledging and consenting to the appointment of the Administrative Agent and Collateral Agent hereunder and Section 10.06), and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
     (b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Credit Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Credit Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Credit Documents with respect to the Collateral Agent.

     10.02 Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     10.03 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.06 Resignation of the Administrative Agent.
     Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent not to be unreasonably withheld or delayed), to appoint a successor, which shall not be a Disqualified Institution and shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States; provided, however, that the consent of the Borrower shall not be required if an Event of Default under Section 9.01(a) or (f) shall have occurred and be continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, shall on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent or Collateral Agent with the consent of the Borrower (which consent not to be unreasonably withheld or delayed), as applicable, meeting the qualifications set forth above; provided, however, that the consent of the Borrower shall not be required if an Event of Default under Section 9.01(a) or (f) shall have occurred and be continuing; provided further that if the Administrative Agent or the Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders or the L/C Issuers under any of the Credit Documents, the retiring Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender and each L/C Issuer directly (and each Lender and L/C Issuer will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section) (other than its obligations under Section 11.07). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation, as applicable, hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent, as applicable.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     10.07 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     10.08 No Other Duties.
     Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, Co-Documentation Agents, Joint Lead Arrangers, Joint Book Managers, Co-Documentation Agents or other similar titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an L/C Issuer hereunder.
     10.09 Administrative Agent May File Proofs of Claim.
     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
     10.10 Collateral and Guaranty Matters.
     The Lenders and the L/C Issuers irrevocably authorize each of the Administrative Agent and the Collateral Agent to (and the Administrative Agent and the Collateral Agent will, in any such case):
     (a) release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) on the date upon which Aggregate Commitments are terminated and all Loan Obligations (other than contingent indemnification obligations) are paid in full and all Letters of Credit (other than Letters of Credit as to which Cash Collateral has been provided or Alternative Arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made) have expired or terminated (such date, the “Termination Date”), (ii) that is Disposed or to be Disposed as part of or in connection with any disposition permitted hereunder or under any other Credit Document, or

(iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(j); and
     (c) to release any Guarantor from its obligations under the guaranty provided hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.
ARTICLE XI
MISCELLANEOUS
     11.01 Amendments, Etc.
     (a) Except as expressly provided herein below, no amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent on behalf of the Required Lenders upon receipt of a consent and direction letter from the Required Lenders) and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
     (i) no such amendment, waiver or consent shall be effective without the written consent of each Lender directly affected thereby (whose consent shall be sufficient therefor without the consent of the Required Lenders) where the effect would be to:
     (A) extend the scheduled final maturity of any Loan or Note of such Lender;
     (B) waive, reduce or postpone any scheduled repayment (but not prepayment) in respect of such Lender’s Loans;
     (C) reduce the rate of interest on any Loan or any fee payable hereunder or prepayment of any premium payable hereunder, provided that for purposes hereof, neither the amendment or waiver of application of the Default Rate nor the amendment, modification or waiver of the financial covenants or the financial covenant definitions hereunder shall be considered to constitute a reduction in the rate of interest or fees, even if the effect thereof would be to reduce the rate of interest or fees otherwise payable hereunder;
     (D) extend the time for payment of any interest or fees or prepayment premium owing to such Lender;
     (E) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit (except by virtue of any waiver of a prepayment owing to such Lender);

     (F) increase the Commitment of such Lender hereunder; provided that in no event shall an amendment, modification, termination, waiver or consent with respect to any mandatory prepayment, condition precedent, covenant, Default or Event of Default be considered an increase in Commitments and that an increase in the available portion of any Commitment of any Lender or any rescission of the acceleration of the Loans shall not constitute an increase in Commitments;
     (G) amend, modify, terminate or waive any provision of Section 2.11(f), Section 2.12, Section 9.03 or clause (a) of this Section 11.01 as to such Lender (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Credit Agreement to provide protective provisions hereunder of substantially the type afforded those tranches and extensions of credit on the Closing Date and except for, solely in respect of clause (a) of this Section 11.01, technical amendments which do not adversely affect the rights of any Lender);
     (H) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (i) the making of advances (including participations), (ii) the manner of application of payments or prepayments of principal, interest or fees, (iii) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (iv) the manner of reduction of Commitments and committed amounts, except that nothing contained herein shall limit (A) an “amend and extend” of some, but not all, of the Commitments under a credit facility hereunder, (B) a termination of Commitments held by a Defaulting Lender, (C) any changes resulting solely from increases or other changes in the aggregate amount of the Commitments permitted hereunder or otherwise approved pursuant to this Section 11.01 and to reflect the addition of any Loans or extension of credit permitted hereunder or (D) a purchase by the Borrower at a discount of the loans and obligations hereunder on terms and conditions acceptable to the Required Lenders;
     (I) amend the definition of “Required Lenders” or “Commitment Percentage” (except for technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Credit Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date);
     (J) release all or substantially all of the Collateral, or release all or substantially all of the Guarantors from their guaranty obligations, except as expressly provided herein or in the other Credit Documents, or otherwise appropriate in connection with transactions permitted hereunder, provided that it is understood and agreed that additional tranches or additional extensions of credit established pursuant to the terms of this Credit Agreement may be equally and ratably secured (or secured on a junior basis) by the Collateral securing the loans and obligations hereunder; or
     (ii) unless also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall:
     (A) waive any Default or Event of Default for purposes of Section 5.02 in respect of a Credit Extension under the Revolving Commitments;

     (B) amend or waive any mandatory prepayment on the Revolving Obligations under Section 2.06(b) or the manner of application thereof to the Revolving Obligations under Section 2.06(c); or
     (C) amend or waive the provisions of this Section 11.01(a)(ii) or the definition of “Required Revolving Lenders” (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Credit Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date, and except for, solely in respect of this Section 11.01(a)(ii), technical amendments which do not adversely affect the rights of the Revolving Lenders); or
     (iii) unless also signed by the Required Term Loan B Lenders, no such amendment, waiver or consent shall:
     (A) amend or waive any mandatory prepayment on the Term Loan B under Section 2.06(b) or the manner of application thereof to the Term Loan B under Section 2.06(c), or
     (B) amend or waive the provisions of this Section 11.01(a)(iii) or the definition of “Required Term Loan B Lenders” (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Credit Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date, and except for, solely in respect of this Section 11.01(a)(iii), technical amendments which do not adversely affect the rights of the Term Loan B Lenders);
     (iv) unless also consented to in writing by an L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
     (v) unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;
     (vi) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and
     (vii) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;
and provided further that, notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that
     (A) the Revolving Commitment of a Defaulting Lender may not be increased or extended and the principal amount of the Loans or L/C Borrowings of the Defaulting Lender may not be reduced or forgiven, and

     (B) the rate of interest for the Defaulting Lender may not be reduced (except as expressly provided in clause (a)(i)(C) above) in a way that would affect a Defaulting Lender more adversely than the other affected Lenders, without, in any such case, the consent of the Defaulting Lender,
(ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) each of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
     (b) For the avoidance of doubt and notwithstanding provisions to the contrary in this Section 11.01 or elsewhere in this Credit Agreement, this Credit Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent for the purpose of including one or more Incremental Credit Facilities contemplated in subsection (e) of Section 2.01, by (i) increasing the aggregate amount of Commitments under any of the respective facilities and (ii) adding one or more additional borrowing tranches hereunder and to provide for the ratable sharing of the benefits of this Credit Agreement and the other Loan Documents with the Other commitments and Obligations contemplated herein and therein.
     11.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail (including by portable document format “pdf”) and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or the L/C

Issuer, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

     (e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) given by or on behalf of the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     11.03 No Waiver; Cumulative Remedies; Enforcement.
     No failure by any Lender, any L/C Issuer, Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent, as the case may be, in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02.
     11.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees and expenses of Moore & Van Allen, PLLC, or any successor firm acting in such capacity, and, if necessary, one (1) local counsel) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) without duplication of Section 2.03, all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer, including the reasonable fees and expenses of counsel (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one outside law firm for the Administrative Agent or Collateral Agent, as appropriate, and one outside law firm for the Lenders taken as a whole, and, if necessary and appropriate, one local counsel and one regulatory counsel for the

Administrative Agent or the Collateral Agent, as appropriate, and the Lenders taken as a whole in each appropriate jurisdiction, unless the interests of any Lender or group of Lenders are distinctly or disproportionately affected, then one additional counsel for each such Lender or group of Lenders), in connection with the enforcement or protection of its rights and interests (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees and expenses of counsel (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one outside law firm for the Administrative Agent and the Lenders taken as a whole, and, if necessary and appropriate, one local counsel and one regulatory counsel for the Administrative Agent taken as a whole in each appropriate jurisdiction, unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders are distinctly or disproportionately affected, one additional counsel for each such Lender or group of Lenders), in each case incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of any such Indemnitee, in the case of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and their Related Parties, and from gross negligence, bad faith, willful misconduct or material breach of the Indemnitee’s obligations hereunder or under any of the other Credit Documents, in the case of the Lenders, the L/C Issuers and their Related Parties.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of L/C Obligations, Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto (or any Indemnitee) shall assert, and each party hereto (and each Indemnitee) hereby waives, any claim against any other party hereto (or any Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No party hereto shall be liable for any damages arising from the unauthorized use by unintended recipients of any information or other materials distributed to such unintended recipients by such party through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of, such party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     11.05 Payments Set Aside.
     To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the Termination Date.
     11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative

Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million, in the case of any assignment of a Revolving Commitment, and $1 million, in the case of any assignment with respect to the Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an assignee and members of its Assignee Group) will be treated as a single Eligible Assignee for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among its separate Revolving Commitment and Term Loan Commitment on a non-pro rata basis;

     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment; provided that whether or not an Event of Default has occurred and is continuing at the time of such assignment, consent of the Borrower, which shall be made in its sole discretion, shall be required with respect to any assignment to a Disqualified Institution, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is made pursuant to Section 11.06(f);
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
     (C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries without the consent of the Required Lenders.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) No Assignment to Defaulting Lenders or Impacted Lenders. No assignment may be made to a Defaulting Lender or an Impacted Lender without the prior written consent of the Administrative Agent, the L/C Issuers, the Swingline Lender and the Borrower.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits (and be subject to the obligations) of Sections 3.01, 3.04, 3.05, 11.04 and 11.07 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, any Disqualified Institution, or unless otherwise consented to by the Required Lenders, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01, unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time, without the consent of the Borrower, pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America, Royal Bank or BNP Paribas assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America, Royal Bank or BNP Paribas, as applicable, may, (i) upon thirty (30) days’ notice to the Borrower and the Revolving Lenders, resign as an L/C Issuer and/or (ii) in the case of Bank of America, upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as an L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, Royal Bank or BNP Paribas as an L/C Issuer or Swingline Lender, as the case may be. If Bank of America, Royal Bank or BNP Paribas resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the retiring L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such Letters of Credit.
     11.07 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent, each Lender and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and, in the case of its Affiliates, the Administrative Agent, relevant Lender or L/C Issuer, as applicable, shall be responsible for its Affiliates’ compliance under this Section 11.07), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.01(e) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that is not known to be bound by confidentiality obligations to the Borrower and other Credit Parties.

     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis from a source not known by the Administrative Agent, relevant Lender or L/C Issuer to be bound by confidentiality obligations to the Borrower and other Credit Parties prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, each Lender and each L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
     11.08 Right of Setoff.
     If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, each L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, such L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and such L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     11.09 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     11.10 Counterparts; Integration; Effectiveness.
     This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means (including pdf) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.
     11.11 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     11.12 Severability.
     If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.13 Replacement of Lenders.
     If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent (including, without limitation, by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by Required Lenders or Lenders of a particular class of loans under Section 11.01 but which requires unanimous consent of all Lenders, all affected Lenders or all Lenders of a particular class of loans, as applicable, or (d) any Lender is a Defaulting Lender or an Impacted Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related

Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(iv) unless waived by the Administrative Agent in its discretion;
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, with respect to Revolving Lenders, L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (iv) such assignment does not conflict with applicable Laws; and
     (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;
     provided that the failure by any Lender being replaced hereunder to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and, with respect to the Revolving Lenders, participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.
Each Lender hereby agrees that in the event it is a Defaulting Lender or an Impacted Lender, it shall cooperate with and provide assistance to the Borrower as reasonably requested by Borrower in connection with its replacement pursuant to this Section 11.13. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT

OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING UNDER THIS CREDIT AGREEMENT, ANY CREDIT DOCUMENT OR ANY COLLATERAL DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY TO ENFORCE ITS RIGHTS WITH RESPECT TO ANY OF THE BORROWER’S OR OTHER CREDIT PARTY’S PROPERTIES IN THE COURTS OF THE JURISDICTION IN WHICH SUCH PROPERTIES ARE LOCATED.
     (c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     11.15 Waiver of Jury Trial.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the

Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waives and releases any claims that it may have against any of the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     11.17 Electronic Execution of Assignments and Certain Other Documents.
     The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     11.18 USA PATRIOT Act.
     Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     11.19 Cooperation.
     The Administrative Agent and the Collateral Agent owe an obligation to cooperate with the Borrower and the other Credit Parties with respect to, and to provide assistance in the facilitation of, transactions permitted hereunder (including releases of guaranty obligations and security interests in respect of Dispositions permitted hereunder). The Administrative Agent and the Collateral Agent shall be protected for determinations made in good faith and shall be entitled to rely on advice of counsel in respect thereof and entitled to wait for confirmation, guidance or direction from the Required Lenders in respect thereof and entitled to rely on any such confirmation, guidance or direction.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	REHABCARE GROUP, INC.,
a Delaware corporation

By: /s/ Jay W. Shreiner Name: Jay W. Shreiner
Title: Executive Vice President and Chief Financial Officer

GUARANTORS:	AMERICAN VITALCARE, LLC,
a California limited liability company
REHABCARE GROUP OF CALIFORNIA, LLC,
a Delaware limited liability company
REHABCARE GROUP EAST, INC.,
a Delaware corporation
REHABCARE GROUP MANAGEMENT SERVICES, INC.,
a Delaware corporation
SALT LAKE PHYSICAL THERAPY ASSOCIATES, INC.,
a Utah corporation
LOUISIANA SPECIALTY HOSPITAL, L.L.C.,
a Delaware limited liability company
WEST GABLES REHABILITATION HOSPITAL, L.L.C.,
a Delaware limited liability company
LAFAYETTE SPECIALTY HOSPITAL, L.L.C.,
a Delaware limited liability company
TULSA SPECIALTY HOSPITAL, L.L.C.,
a Delaware limited liability company
CLEAR LAKE REHABILITATION HOSPITAL, L.L.C.,
a Delaware limited liability company
CANNON & ASSOCIATES, LLC,
a Delaware limited liability company
SYMPHONY HEALTH SERVICES, LLC,
a Delaware limited liability company
VTA MANAGEMENT SERVICES, LLC,
a Delaware limited liability company
VTA STAFFING SERVICES, LLC,
a Delaware limited liability company
REHABCARE GROUP OF TEXAS, LLC,
a Texas limited liability company

By: /s/ Patricia S. Williams Name: Patricia S. Williams
Title: Sr. Vice President, General Counsel and Secretary
REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

REHABCARE GROUP OF ARLINGTON, LP, a Texas limited partnership REHABCARE GROUP OF AMARILLO, LP, a Texas limited partnership By: RehabCare Group, Inc., a Delaware corporation, as its general partner

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Senior Vice President, General Counsel and Corporate Secretary

REHABCARE HOSPITAL HOLDINGS, L.L.C., a Delaware limited liability company
By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Senior Vice President, General Counsel and Corporate Secretary

REHABCARE MERGER SUB CORPORATION, a Delaware corporation
By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Senior Vice President, General Counsel & Secretary

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent
	By:	/s/ Michael Brashler
		Name:	Michael Brashler
		Title:	Vice President

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A., as Swingline Lender, an L/C Issuer and a Lender
	By:	/s/ Stefanie R. Bez
		Name:	Stefanie R. Bez
		Title:	Senior Vice President

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

ROYAL BANK OF CANADA, as an L/C Issuer and a Lender
By:	/s/ Gordon C. MacArthur
	Name:	Gordon C. MacArthur
	Title:	Authorized Signatory

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

BNP PARIBAS, as an L/C Issuer and a Lender
By:	/s/ Richard Cushing
	Name:	Richard Cushing
	Title:	Director

By:	/s/ Guillaume Saban
	Name:	Guillaume Saban
	Title:	Vice President

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Mary E. Gherty
	Name:	Mary E. Gherty
	Title:	Managing Director

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By:	/s/ Peter B. Zone
	Name:	Peter B. Zone
	Title:	Duly Authorized Signatory

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

REGIONS BANK, as a Lender
By:	/s/ Helen C. Hartz
	Name:	Helen C. Hartz
	Title:	Vice President

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

COMPASS BANK, as a Lender
By:	/s/ Spencer L. Sockwell
	Name:	Spencer L. Sockwell
	Title:	Sr. Managing Director

By:	/s/ Christopher J. Cain
	Name:	Christopher J. Cain
	Title:	Vice President

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

RAYMOND JAMES BANK, FSB, as a Lender
By:	/s/ Steven F. Paley
	Name:	Steven F. Paley
	Title:	Sr. Vice President

REHABCARE GROUP, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

Exhibit 2.01
FORM OF LENDER JOINDER AGREEMENT
     THIS LENDER JOINDER AGREEMENT (this “Agreement”), dated as of                      ___, 20___, to the Credit Agreement referenced below is by and among [NEW LENDER] (the “New Lender”), REHABCARE GROUP, INC., a Delaware corporation (the “Borrower”), and BANK OF AMERICA, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
W I T N E S S E T H
     WHEREAS, pursuant to that Amended and Restated Credit Agreement, dated as of November 24 2009 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, the Lenders have agreed to provide the Borrower with a revolving credit and term loan facility;
     WHEREAS, pursuant to Section 2.01(e) of the Credit Agreement, the Borrower has requested that the New Lender provide an Incremental Credit Facility under the Credit Agreement; and
     WHEREAS, the New Lender has agreed to provide the Incremental Credit Facility on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Capitalized terms used but not defined herein shall have the meaning provided to such terms in the Credit Agreement.
     2. The New Lender hereby agrees to provide a [Revolving Commitment] [Term Loan B Commitment] [other Incremental Credit Facility] to the Borrower [during the Commitment Period] in an amount [up to its Revolving Committed Amount] [equal to the Term Loan Committed Amount] [other Incremental Credit Facility amount] set forth on Schedule 2.01 attached hereto. The New Lender’s [Revolving Commitment Percentage] [Term Loan B Commitment Percentage] [other Incremental Credit Facility percentage] as of the date hereof shall be as set forth on Schedule 2.01 attached hereto. The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.
     [3. The New Lender shall be deemed to have purchased, without recourse, a risk participation from each of the L/C Issuers in all Letters of Credit issued by it under the Credit Agreement (including Existing Letters of Credit) and the obligations arising thereunder in an amount equal to its Revolving Commitment Percentage of the obligations under such Letters of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letters of Credit.]

     [4.] The New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a [Revolving] [Term B Loan] [other Incremental Credit Facility] Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, based on such information, has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 3.01(e) of the Credit Agreement), duly completed and executed by the New Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
     5. The Borrower agrees that, as of the date hereof, the New Lender shall (a) be a party to the Credit Agreement, (b) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents and (c) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.
     6. The address of the New Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by the New Lender to the Administrative Agent.
     7. This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
     8. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDER:	[NEW LENDER]

By:
Name:
Title:

BORROWER:	REHABCARE GROUP, INC.,
a Delaware corporation

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to:

[L/C Issuer(s)]

By:
Name:
Title:

BANK OF AMERICA,N.A.,
as Swingline Lender

By:
Name:
Title:]

Schedule 2.01 to Lender Joinder Agreement
LENDERS AND COMMITMENTS

				Term Loan	[Incremental	[Incremental
	Revolving	Revolving	Term Loan B	B	Facility	Facility
	Commitment	Committed	Commitment	Committed	commitment	committed
Lender	Percentage	Amount	Percentage	Amount	percentage]	amount]

Total:

Exhibit 2.02
FORM OF LOAN NOTICE
Date:
To:       Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement, dated as of ______, 20__ (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among RehabCare Group, Inc. (the “Borrower”), the Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:

1.	The undersigned hereby requests the following:

	☐ a Swingline Borrowing	☐ a Revolving Loan Borrowing

	☐ a Revolving Loan continuation	☐ a Revolving Loan conversion

	☐ a Term Loan B Borrowing	☐ a Term Loan B conversion

	☐ a Term Loan B continuation	☐ an [Incremental Term Loan] Borrowing

☐ an [Incremental Term Loan] conversion

☐ an [Incremental Term Loan] continuation

2.	Date of Borrowing (which shall be a Business Day):

3.	Amount of Borrowing:

4.	Type of Loan requested (select one):

☐ Base Rate Loan (required for Swingline)

☐ Eurodollar Rate Loan

5.	Interest Period for Eurodollar Rate Loans (select one):

☐ One Month	☐ Two Months	☐ Three Months
☐ Six Months	☐ Nine Months (if available)	☐ Twelve Months (if available)
The undersigned Officer (to his or her knowledge and in his or her capacity as an Officer of Borrower , and not individually) certifies on behalf of the Borrower as of the date hereof that:

[(a) (i) The representations and warranties set forth in Section 6.01(a) and (b)(i), 6.02(a), 6.04 and 6.15 of the Credit Agreement are true and correct in all material respects, and (ii) the representations made by or on behalf of Triumph Healthcare in the Triumph Merger Agreement, but only to the extent that the Borrower has the right to terminate its obligations under the Triumph Merger Agreement as a result of a breach of such representations in the Triumph Merger Agreement, are true and correct in all material respects.]1
[(a) The representations and warranties contained in Article VI of the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date; and
(b) No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute an Event of Default or a Default.]2

BORROWER:	REHABCARE GROUP, INC.,
a Delaware corporation

By:
Name:
Title:

[1]	For notice given on the Closing Date only.

[2]	For notices given after the Closing Date but excluding notices requesting only a conversion of a Loan to, or a continuation of, a Eurodollar Rate Loan.

Exhibit 2.13-1
FORM OF REVOLVING NOTE
                     __, 20__
     FOR VALUE RECEIVED, REHABCARE GROUP, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [LENDER’S NAME] or its registered permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the lesser of (a) [Lender’s Revolving Committed Amount] and (b) the unpaid principal amount of all advances made by the Lender to the Borrower as Revolving Loans, when and as provided under that certain Amended and Restated Credit Agreement, dated as of dated as of November 24, 2009 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Borrower hereby promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender to the Borrower from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Lender may attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.
     This Revolving Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement. The terms of this Revolving Note are subject to amendment only in the manner provided in the Credit Agreement.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.
     THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BORROWER:	REHABCARE GROUP, INC.,
a Delaware corporation

By:

Name:
Title:

Exhibit 2.13-2
FORM OF SWINGLINE NOTE
                     __, 200_
     FOR VALUE RECEIVED, REHABCARE GROUP, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or its registered permitted assigns (the “Swingline Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the unpaid principal amount of all advances made by the Swingline Lender to the Borrower as Swingline Loans, when and as provided under that certain Amended and Restated Credit Agreement dated as of November 24, 2009 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Swingline Lender to the Borrower from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Swingline Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Swingline Note is the Swingline Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Swingline Lender may attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.
     This Swingline Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement. The terms of this Swingline Note are subject to amendment only in the manner provided in the Credit Agreement.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swingline Note.
     THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BORROWER:	REHABCARE GROUP, INC.,
a Delaware corporation

By:

Name:
Title:

Exhibit 2.13-3
FORM OF TERM LOAN [B] NOTE
                     __, 20__
     FOR VALUE RECEIVED, REHABCARE GROUP, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [LENDER’S NAME] or its registered permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the unpaid principal amount of the Term Loan [B] made by the Lender to the Borrower when and as provided under that certain Amended and Restated Credit Agreement, dated as of November 24, 2009 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Borrower hereby promises to pay interest on the unpaid principal amount of the Term Loan advanced by the Lender to the Borrower from the date hereof until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Term Loan [B] Note is one of the Term Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Loan [B] Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Lender may also attach schedules to this Term Loan [B] Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.
     This Term Loan [B] Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement. The terms of this Term Loan [B] Note are subject to amendment only in the manner provided in the Credit Agreement.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term Loan [B] Note.
     THIS TERM LOAN [B] NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BORROWER:	REHABCARE GROUP, INC.,
a Delaware corporation

By:

Name:
Title:

Exhibit 7.02(a)
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     , 20___

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement, dated as of November 24, 2009 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among RehabCare Group, Inc. (the “Borrower”), the Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that [he/she] is the                      of the Borrower, and that, in [his/her] capacity as such and not individually, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements:]
     [1. [Attached hereto as Schedule 1 are the] [The] year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant of nationally recognized standing required by such section [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement].]
[Use following paragraph 1 for fiscal quarter-end financial statements:]
          [1. [Attached hereto as Schedule 1 are the] [The] unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement. Such financial statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]
     2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and financial condition of each member of the Consolidated Group during the accounting period covered by the attached financial statements.
     3. I have no knowledge of the existence of any condition or event which constitutes a Default or an Event of Default at the end of the fiscal period covered by the attached financial statements [, except as set forth below].

[Set forth [below] [on Schedule [1] to this Certificate] are all exceptions to paragraph (3) above listing any Defaults or Events of Default and its nature and status.
     4. Set forth on Schedule [1][2] annexed hereto are calculations demonstrating compliance with the financial covenants set forth in Section 8.14 of the Credit Agreement. [Set forth on Schedule [3][4] is a calculation of Consolidated Excess Cash Flow and the amount, if any, payable pursuant to Section 2.06(b)(v) of the Credit Agreement.]3
     5. Set forth on Schedule [2][3] is a summary of material changes in GAAP or in the consistent application thereof.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                      ___, 20______.

BORROWER:	REHABCARE GROUP, INC.,
a Delaware corporation

By:

Name:
Title:

[3]	To be provided only with respect to the Compliance Certificate delivered concurrently with annual financial statements and commencing with the date of delivery of the Compliance Certificate delivered with respect to the fiscal year ending December 31, 2010.

Exhibit 7.12
FORM OF GUARANTOR JOINDER AGREEMENT
     THIS GUARANTOR JOINDER AGREEMENT (this “Joinder Agreement”), dated as of                     , 20___, is by and among [Credit Party],                      a                     (the “New Subsidiary”), and Bank of America, N.A., as Administrative Agent under that certain Amended and Restated Credit Agreement, dated as of November 24, 2009 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among RehabCare Group, Inc. (the “Borrower”), the Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Credit Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” under the Credit Documents. Accordingly, the New Subsidiary hereby agrees with the Administrative Agent and the Collateral Agent as follows:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to a Guarantor contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
     2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Collateral Agent, for the benefit of the holders of the Secured Obligations (as defined in the Security Agreement), a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).
     3. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants, pledges and assigns to the Collateral Agent, for the benefit of the holders of the Secured

Obligations (as defined in the Pledge Agreement), a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Capital Stock identified on Schedule 1 hereto and all other Pledged Collateral (as defined in the Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement).
     4. [Credit Party] hereby agrees that the Capital Stock listed on Schedule 2 hereto shall be deemed to be part of the Pledged Shares within the meaning of the Pledge Agreement, shall become part of the Pledged Collateral (as defined in the Pledge Agreement) and shall secure all of the Secured Obligations (as defined in the Pledge Agreement) as provided in the Pledge Agreement. In furtherance of the foregoing, [Credit Party] hereby grants, pledges and assigns to the Collateral Agent, for the benefit of the holders of the Secured Obligations (as defined in the Pledge Agreement), a continuing security interest in any and all right, title and interest of [Credit Party], in and to the Pledged Shares identified on Schedule 2 hereto and all other Pledged Collateral (as defined in the Pledge Agreement) relating thereto to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement) to the same extent as provided in the Pledge Agreement.
     5. The New Subsidiary hereby represents and warrants to the Administrative Agent that:
     (a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.
     (b) The New Subsidiary’s chief executive office is located at the location set forth on Schedule 3 hereto.
     (c) Other than as set forth on Schedule 4 hereto, the New Subsidiary has not changed its legal name or changed its state of formation in the five years preceding the date hereof.
     (d) Schedule 5 hereto includes all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses (as each term is defined in the Security Agreement), other than any Trademarks under the Law of any State or any foreign country and other than any immaterial non-exclusive Copyright Licenses, Patent Licenses and Trademark Licenses, owned by the New Subsidiary in its own name, or to which the New Subsidiary is a party (as applicable), as of the date hereof.
     (e) Schedule 6 hereto includes all Commercial Tort Claims (as defined in the Security Agreement) for an amount in excess of $500,000 in any individual instance and $1 million in the aggregate for all Commercial Tort Claims before any Governmental Authority by or in favor of the New Subsidiary.
     (f) Schedule 7 hereto includes all Subsidiaries of the New Subsidiary, including number of shares of outstanding Capital Stock, the certificate number of each certificate evidencing such Capital Stock (if applicable) and the percentage of such Capital Stock owned by the New Subsidiary.
     6. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Credit Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

     7. The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Joinder Agreement by the New Subsidiary.
     8. This Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
     9. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the New Subsidiary and [Credit Party] have caused this Joinder Agreement to be duly executed by its authorized officer, and each of the Administrative Agent and Collateral Agent has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name:
Title:

[CREDIT PARTY]

By:

Name:
Title:
Acknowledged and accepted:
BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

Schedules

Schedule 1	Pledged Collateral of New Subsidiary
Schedule 2	Pledged Collateral of [Credit Party]
Schedule 3	Chief Executive Office of New Subsidiary
Schedule 4	Changes in Legal Name and State of Formation
Schedule 5	Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses
Schedule 6	Commercial Tort Claims
Schedule 7	Subsidiaries of the New Subsidiary

Exhibit 11.06
[FORM OF] ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	RehabCare Group, Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	Credit Agreement, dated as of November 24, 2009 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among RehabCare Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender
6.	Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
			Commitment/	Commitment/	Assigned of
		Facility	Loans	Loans	Commitment/	CUSIP
Assignor[s]	Assignee[s]	Assigned[4]	for all Lenders[5]	Assigned	Loans[6]	Number
			$	$	%

			$	$	%

			$	$	%

[7.	Trade Date: ][7]
Effective Date:                      , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[SIGNATURES ON FOLLOWING PAGE]

[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment” or “Term Loan Commitment”).

[5]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and][8] Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:

Name:
Title:

[Consented to:][9]

REHABCARE GROUP, INC.,
as Borrower

By:

Name:
Title:

[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[9]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.